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                          GREENWICH AIR SERVICES, INC.
                             GAS TURBINE CORPORATION
                             GREENWICH TURBINE, INC.
                        GASI ENGINE SERVICES CORPORATION
                            MCALLEN COMPONENTS, L.P.
                      GREENWICH AIR SERVICES - TEXAS, L.P.



                          -----------------------------


                  FOURTH AMENDED AND RESTATED REVOLVING CREDIT
                                       AND
                               SECURITY AGREEMENT


                          -----------------------------


                           DATED AS OF JUNE ___, 1996



                   THE BANK OF NEW YORK COMMERCIAL CORPORATION
                           (AS A LENDER AND AS AGENT)
                                       AND
        THE VARIOUS FINANCIAL INSTITUTIONS THAT BECOME LENDERS HEREUNDER
                                    (LENDERS)

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

                                TABLE OF CONTENTS


I.    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Accounting Terms. . . . . . . . . . . . . . . . . . . . . .   1
         1.2     General Terms . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Uniform Commercial Code Terms . . . . . . . . . . . . . . .  21
         1.4     Certain Matters of Construction . . . . . . . . . . . . . .  22

II.   ADVANCES AND PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.1     (a)    Greenwich Borrowing Base . . . . . . . . . . . . . .  22
                 (b)    Turbine Borrowing Base . . . . . . . . . . . . . . .  23
                 (c)    GTI Borrowing Base . . . . . . . . . . . . . . . . .  23
                 (d)    Components Borrowing Base. . . . . . . . . . . . . .  24
                 (e)    GASI Borrowing Base. . . . . . . . . . . . . . . . .  25
                 (f)    Engine Services Borrowing Base . . . . . . . . . . .  26
                 (g)    Discretionary Rights . . . . . . . . . . . . . . . .  26
                 (h)    Inventory Advances . . . . . . . . . . . . . . . . .  27
                 (i)    Receivables Advances . . . . . . . . . . . . . . . .  27
                 (j)    Unbilled Receivables . . . . . . . . . . . . . . . .  27
                 (k)    Individual Revolving Advances. . . . . . . . . . . .  27
                 (l)     . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.2     Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         2.3     Procedure for Borrowing . . . . . . . . . . . . . . . . . .  28
         2.4     Disbursement of Advance Proceeds. . . . . . . . . . . . . .  31
         2.5     Repayment of Advances . . . . . . . . . . . . . . . . . . .  31
         2.6     Repayment of Excess Advances. . . . . . . . . . . . . . . .  31
         2.7     Manner of Borrowing and Payment . . . . . . . . . . . . . .  32
         2.8     Statement of Account. . . . . . . . . . . . . . . . . . . .  33
         2.9     No Deductions . . . . . . . . . . . . . . . . . . . . . . .  34
         2.10    Mandatory Prepayments . . . . . . . . . . . . . . . . . . .  34
         2.11    Additional Payments . . . . . . . . . . . . . . . . . . . .  34
         2.12    Increased Costs . . . . . . . . . . . . . . . . . . . . . .  35
         2.13    Capital Adequacy. . . . . . . . . . . . . . . . . . . . . .  36
         2.14    Basis For Determining Interest Rate Inadequate or Unfair. .  36
         2.15    Letters of Credit . . . . . . . . . . . . . . . . . . . . .  37
         2.16    Issuance of Letters of Credit . . . . . . . . . . . . . . .  38
         2.17    Requirements For Issuance of Letters of Credit. . . . . . .  39
         2.18    Defaulting Lender . . . . . . . . . . . . . . . . . . . . .  40

III.  INTEREST AND FEES. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         3.1     Interest. . . . . . . . . . . . . . . . . . . . . . . . . .  41
         3.2     Intentionally Omitted . . . . . . . . . . . . . . . . . . .  42
         3.3     Unused Facility Fee . . . . . . . . . . . . . . . . . . . .  42
         3.4     Letter of Credit. . . . . . . . . . . . . . . . . . . . . .  42
         3.5     Computation of Interest and Fees. . . . . . . . . . . . . .  43
         3.6     Maximum Charges . . . . . . . . . . . . . . . . . . . . . .  43

IV.  COLLATERAL:  GENERAL TERMS. . . . . . . . . . . . . . . . . . . . . . .  43
         4.1     Acknowledgement and Grant of Security Interests . . . . . .  43
         4.2     Perfection of Security Interest . . . . . . . . . . . . . .  44


                                       -i-
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         4.3     Disposition of Collateral . . . . . . . . . . . . . . . . .  44
         4.4     Preservation of Collateral. . . . . . . . . . . . . . . . .  44
         4.5     Ownership of Collateral . . . . . . . . . . . . . . . . . .  45
         4.6     Defense of Agent's Interests. . . . . . . . . . . . . . . .  45
         4.7     Books and Records . . . . . . . . . . . . . . . . . . . . .  46
         4.8     Financial Disclosure. . . . . . . . . . . . . . . . . . . .  46
         4.9     Compliance with Laws. . . . . . . . . . . . . . . . . . . .  47
         4.10    Inspection of Premises. . . . . . . . . . . . . . . . . . .  47
         4.11    Insurance . . . . . . . . . . . . . . . . . . . . . . . . .  47
         4.12    Failure to Maintain Insurance . . . . . . . . . . . . . . .  49
         4.13    Payment of Taxes. . . . . . . . . . . . . . . . . . . . . .  49
         4.14    Payment of Leasehold Obligations. . . . . . . . . . . . . .  50
         4.15    Receivables . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (a)    Nature of Receivables. . . . . . . . . . . . . . . .  50
                 (b)    Solvency of Customers. . . . . . . . . . . . . . . .  50
                 (c)    Locations of Borrower. . . . . . . . . . . . . . . .  50
                 (d)    Collection of Receivables. . . . . . . . . . . . . .  50
                 (e)    Notification of Assignment of Receivables. . . . . .  51
                 (f)    Power of Agent to Act on Each Borrower's Behalf. . .  51
                 (g)    No Liability . . . . . . . . . . . . . . . . . . . .  52
                 (h)    Establishment of an Agency Account . . . . . . . . .  52
         4.16    Inventory . . . . . . . . . . . . . . . . . . . . . . . . .  53
         4.17    Exculpation of Liability. . . . . . . . . . . . . . . . . .  53
         4.18    Environmental Matters . . . . . . . . . . . . . . . . . . .  53

V.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .  56
         5.1     Authority . . . . . . . . . . . . . . . . . . . . . . . . .  56
         5.2     Formation and Qualification . . . . . . . . . . . . . . . .  56
         5.3     Survival of Representations and Warranties. . . . . . . . .  56
         5.4     Tax Returns . . . . . . . . . . . . . . . . . . . . . . . .  57
         5.5     Financial Statements. . . . . . . . . . . . . . . . . . . .  57
         5.6     Corporate Name. . . . . . . . . . . . . . . . . . . . . . .  58
         5.7     O.S.H.A. and Environmental Compliance . . . . . . . . . . .  59
         5.8     Solvency; No Litigation, Violation, Indebtedness or
                   Default . . . . . . . . . . . . . . . . . . . . . . . . .  59
         5.9     Patents, Trademarks, Copyrights and Licenses. . . . . . . .  60
         5.10    Licenses and Permits. . . . . . . . . . . . . . . . . . . .  60
         5.11    Default of Indebtedness . . . . . . . . . . . . . . . . . .  61
         5.12    No Default. . . . . . . . . . . . . . . . . . . . . . . . .  61
         5.13    No Burdensome Restrictions. . . . . . . . . . . . . . . . .  61
         5.14    No Labor Disputes . . . . . . . . . . . . . . . . . . . . .  61
         5.15    Margin Regulations. . . . . . . . . . . . . . . . . . . . .  61
         5.16    Investment Company Act. . . . . . . . . . . . . . . . . . .  61
         5.17    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .  61
         5.18    Swaps . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         5.19    Other Loan Documents. . . . . . . . . . . . . . . . . . . .  62
         5.20    Delivery of Purchase Agreement. . . . . . . . . . . . . . .  62

VI.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .  62


                                      -ii-
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         6.1     Payment of Fees . . . . . . . . . . . . . . . . . . . . . .  62
         6.2     Conduct of Business and Maintenance of Existence and
                   Assets. . . . . . . . . . . . . . . . . . . . . . . . . .  62
         6.3     Violations. . . . . . . . . . . . . . . . . . . . . . . . .  63
         6.4     Government Receivables. . . . . . . . . . . . . . . . . . .  63
         6.5     Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . .  63
         6.6     Funded Debt to EBITDA . . . . . . . . . . . . . . . . . . .  63
         6.7     Tangible Net Worth. . . . . . . . . . . . . . . . . . . . .  64
         6.8     Hedging Agreements; Interest Rate Protection. . . . . . . .  64
         6.9     Execution of Supplemental Instruments . . . . . . . . . . .  64
         6.10    Payment of Indebtedness . . . . . . . . . . . . . . . . . .  64
         6.11    Standards of Financial Statements . . . . . . . . . . . . .  65
         6.12    Exercise of Rights. . . . . . . . . . . . . . . . . . . . .  65
         6.13    Inventory Composition . . . . . . . . . . . . . . . . . . .  65
         6.14    Interim Balance Sheet . . . . . . . . . . . . . . . . . . .  65

VII.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         7.1     Merger, Consolidation, Acquisition and Sale of Assets . . .  66
         7.2     Creation of Liens . . . . . . . . . . . . . . . . . . . . .  66
         7.3     Guarantees. . . . . . . . . . . . . . . . . . . . . . . . .  66
         7.4     Investments . . . . . . . . . . . . . . . . . . . . . . . .  66
         7.5     Loans . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         7.6     Capital Expenditures. . . . . . . . . . . . . . . . . . . .  67
         7.7     Dividends . . . . . . . . . . . . . . . . . . . . . . . . .  67
         7.8     Indebtedness. . . . . . . . . . . . . . . . . . . . . . . .  68
         7.9     Nature of Business. . . . . . . . . . . . . . . . . . . . .  68
         7.10    Transactions with Affiliates. . . . . . . . . . . . . . . .  68
         7.11    Leases. . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         7.12    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . .  69
         7.13    Fiscal Year and Accounting Changes. . . . . . . . . . . . .  69
         7.14    Prepayment of Indebtedness. . . . . . . . . . . . . . . . .  69
         7.15    Pledge of Credit. . . . . . . . . . . . . . . . . . . . . .  69

VIII.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . .  69
         8.1     Conditions to Effectiveness . . . . . . . . . . . . . . . .  69
                 (a)    Notes. . . . . . . . . . . . . . . . . . . . . . . .  69
                 (b)    Filings, Registrations and Recordings. . . . . . . .  69
                 (c)    Proceedings of the Borrowers . . . . . . . . . . . .  70
                 (d)    Legal Opinions . . . . . . . . . . . . . . . . . . .  70
                 (e)    No Litigation. . . . . . . . . . . . . . . . . . . .  70
                 (f)    Senior Notes . . . . . . . . . . . . . . . . . . . .  70
                 (g)    Pledge Agreements and Other Documents. . . . . . . .  70
                 (h)    Fees . . . . . . . . . . . . . . . . . . . . . . . .  71
                 (i)    Material Adverse Change. . . . . . . . . . . . . . .  71
                 (j)    Representations and Warranties; Covenants; Events. .  71
                 (k)    Incumbency Certificates of the Borrowers . . . . . .  71
                 (l)    Certificates . . . . . . . . . . . . . . . . . . . .  71
                 (m)    Good Standing Certificates . . . . . . . . . . . . .  71


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                 (n)    Financial Condition Certificates . . . . . . . . . .  72
                 (o)    Collateral Examination . . . . . . . . . . . . . . .  72
                 (p)    Pro Forma Financial Statements . . . . . . . . . . .  72
                 (q)    Undrawn Availability . . . . . . . . . . . . . . . .  72
                 (r)    Insurance. . . . . . . . . . . . . . . . . . . . . .  72
                 (s)    Payment Instructions . . . . . . . . . . . . . . . .  72
                 (t)    Blocked Accounts . . . . . . . . . . . . . . . . . .  72
                 (u)    Consents . . . . . . . . . . . . . . . . . . . . . .  72
                 (v)    Leasehold Agreements . . . . . . . . . . . . . . . .  72
                 (w)    Senior Notes . . . . . . . . . . . . . . . . . . . .  72
                 (x)    Contract Review. . . . . . . . . . . . . . . . . . .  73
                 (y)    Closing Certificate. . . . . . . . . . . . . . . . .  73
                 (z)    Borrowing Base . . . . . . . . . . . . . . . . . . .  73
                 (aa)   Other Agreements . . . . . . . . . . . . . . . . . .  73
                 (ab)   Equity Offering. . . . . . . . . . . . . . . . . . .  73
                 (ac)   Environmental Reports. . . . . . . . . . . . . . . .  73
                 (ad)   Payment Instructions . . . . . . . . . . . . . . . .  73
                 (ae)   Other. . . . . . . . . . . . . . . . . . . . . . . .  73
                 (af)   Purchase Agreement . . . . . . . . . . . . . . . . .  73
         8.2     Conditions to Each Advance. . . . . . . . . . . . . . . . .  74
                 (a)    Representations and Warranties . . . . . . . . . . .  74
                 (b)    No Default . . . . . . . . . . . . . . . . . . . . .  74
                 (c)    Maximum Advances . . . . . . . . . . . . . . . . . .  74

IX.  INFORMATION AS TO BORROWERS . . . . . . . . . . . . . . . . . . . . . .  74
         9.1     Disclosure of Material Matters. . . . . . . . . . . . . . .  74
         9.2     Schedules . . . . . . . . . . . . . . . . . . . . . . . . .  75
         9.3     Environmental Reports . . . . . . . . . . . . . . . . . . .  75
         9.4     Litigation. . . . . . . . . . . . . . . . . . . . . . . . .  75
         9.5     Occurrence of Defaults, etc . . . . . . . . . . . . . . . .  76
         9.6     Government Receivables. . . . . . . . . . . . . . . . . . .  76
         9.7     Annual Financial Statements . . . . . . . . . . . . . . . .  76
         9.8     Monthly Financial Statements. . . . . . . . . . . . . . . .  77
         9.9     Other Reports . . . . . . . . . . . . . . . . . . . . . . .  77
         9.10    Additional Information. . . . . . . . . . . . . . . . . . .  77
         9.11    Business Plan . . . . . . . . . . . . . . . . . . . . . . .  78
         9.12    Appraisals. . . . . . . . . . . . . . . . . . . . . . . . .  78
         9.13    Power by the Hour Agreement . . . . . . . . . . . . . . . .  78
         9.14    Additional Documents. . . . . . . . . . . . . . . . . . . .  78

X.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

XI.  AGENT'S AND LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT. . . . . . . . .  80
         11.1    Rights and Remedies . . . . . . . . . . . . . . . . . . . .  80
         11.2    Agent's Discretion. . . . . . . . . . . . . . . . . . . . .  82
         11.3    Setoff. . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         11.4    Rights and Remedies not Exclusive . . . . . . . . . . . . .  82

XII.   WAIVERS AND JUDICIAL PROCEEDINGS. . . . . . . . . . . . . . . . . . .  82
         12.1    Waiver of Notice. . . . . . . . . . . . . . . . . . . . . .  82
         12.2    Delay . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         12.3    Jury Waiver . . . . . . . . . . . . . . . . . . . . . . . .  82


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XIII.  EFFECTIVE DATE AND TERMINATION. . . . . . . . . . . . . . . . . . . .  83
         13.1    Term. . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         13.2    Termination . . . . . . . . . . . . . . . . . . . . . . . .  83

XIV.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         14.1    Governing Law . . . . . . . . . . . . . . . . . . . . . . .  84
         14.2    Entire Understanding and Amendments and Modifications . . .  84
         14.3    Indemnity . . . . . . . . . . . . . . . . . . . . . . . . .  85
         14.4    Successors and Assigns; Participations; New Lenders . . . .  86
         14.5    Application of Payments . . . . . . . . . . . . . . . . . .  87
         14.6    Notice. . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         14.7    Survivability . . . . . . . . . . . . . . . . . . . . . . .  89
         14.8    Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  89
         14.9    Injunctive Relief . . . . . . . . . . . . . . . . . . . . .  89
         14.10   Captions. . . . . . . . . . . . . . . . . . . . . . . . . .  90
         14.11   Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  90
         14.12   Recordation . . . . . . . . . . . . . . . . . . . . . . . .  90
         14.13   Consequential Damages . . . . . . . . . . . . . . . . . . .  90
         14.14   Construction. . . . . . . . . . . . . . . . . . . . . . . .  90

XV.      BORROWING AGENCY. . . . . . . . . . . . . . . . . . . . . . . . . .  90
         15.1.   Borrowing Agency Provisions . . . . . . . . . . . . . . . .  90
         15.2.   Waiver of Subrogation . . . . . . . . . . . . . . . . . . .  91

XVI.     REGARDING AGENT.. . . . . . . . . . . . . . . . . . . . . . . . . .  91
         16.1.   Appointment . . . . . . . . . . . . . . . . . . . . . . . .  91
         16.2.   Nature of Duties. . . . . . . . . . . . . . . . . . . . . .  92
         16.3.   Lack of Reliance on Agent and Resignation . . . . . . . . .  92
         16.4.   Certain Rights of Agent . . . . . . . . . . . . . . . . . .  93
         16.5.   Reliance. . . . . . . . . . . . . . . . . . . . . . . . . .  93
         16.6.   Notice of Default . . . . . . . . . . . . . . . . . . . . .  93
         16.7.   Indemnification . . . . . . . . . . . . . . . . . . . . . .  94
         16.8.   Agent in its Individual Capacity. . . . . . . . . . . . . .  94
         16.9.   Delivery of Documents . . . . . . . . . . . . . . . . . . .  94
         16.10.  Borrowers' Undertaking to Agent . . . . . . . . . . . . . .  94

                              EXHIBITS AND SCHEDULES


EXHIBITS

1.2(a)           CIT Loan Documents
1.2(b)           Permitted Liens
1.2(c)           World Loan Documents
2.2              Notes
2.15             Letter of Credit Agreement
4.5              Inventory Locations
5.2              States of Incorporation and Qualification To Do Business
5.5(c)           Cash Flow Projections and Balance Sheets
5.7              Environmental Compliance
5.8(b)           Pending Litigation
5.9              Patents, Tradenames, Copyrights and Licenses
5.10             Licenses and Permits
5.12             Defaults
5.14             Labor Disputes and Contracts
7.3              Guarantees
8.1(r)           Financial Condition Opinion
9.2              Borrowing Base Certificate

SCHEDULES
1.2              Real Property

                           FOURTH AMENDED AND RESTATED
                     REVOLVING CREDIT AND SECURITY AGREEMENT




       Fourth Amended and Restated Revolving Credit and Security Agreement dated as of June ___, 1996 among GREENWICH AIR SERVICES, INC., a corporation organized under the laws of the State of Delaware ("Greenwich"), GAS TURBINE CORPORATION, a corporation organized under the laws of the State of Delaware, and a wholly-owned subsidiary of Greenwich ("Turbine"), GREENWICH TURBINE, INC., a corporation organized under the laws of the State of Delaware ("GTI") GASI ENGINE SERVICES CORPORATION, a corporation organized under the laws of the state of Delaware ("GASI"), MCALLEN COMPONENTS, L.P., a limited partnership organized under the laws of the State of Delaware ("Components"), GREENWICH AIR SERVICES - TEXAS, L.P., a limited partnership organized under the laws of the state of Delaware ("Engine Services") (each, a "Borrower" and jointly and severally, "Borrowers"), the undersigned financial institutions and the various financial institutions that become Lenders hereunder (each a "Lender" and collectively, "Lenders") and THE BANK OF NEW YORK COMMERCIAL CORPORATION ("BNYCC"), a corporation organized under the laws of the State of New York as agent for Lenders (BNYCC in such capacity, "Agent").

                               B A C K G R O U N D

       Greenwich, Turbine, GTI and BNYCC entered into a Third Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of March 14, 1995 (as same may have been amended, modified or supplemented, the "Existing Loan Agreement"). BNYCC, pursuant to an Assignment dated as of June ___, 1996, has assigned all of its rights and obligations under the Existing Loan Agreement to Agent and Lenders. By execution of this Agreement, Borrowers, Agent and Lenders wish to add certain entities as Borrowers and to amend and restate the Existing Loan Agreement on the terms and conditions hereinafter set forth.

       IN CONSIDERATION of the mutual covenants and undertakings herein contained, the parties hereto hereby agree as follows:

       I.  DEFINITIONS.

       1.1 ACCOUNTING TERMS. As used in this Agreement, the Notes, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP.

       1.2 GENERAL TERMS. For purposes of this Agreement the following terms shall have the following meanings:

       "ACQUISITION AGREEMENT" shall mean the Agreement of Purchase and Sale by and among Greenwich, Turbine (formerly known as GTC East Granby Corporation) and Chromalloy dated March 21, 1994.

       "ADVANCE RATES" shall mean the Greenwich Advance Rates, Turbine Advance Rates, GTI Advance Rates, GASI Advance Rates and the Engine Services Advance Rates.

       "ADVANCE REQUEST" shall mean the meaning set forth in Section 2.3.

       "ADVANCES" shall mean all Revolving Advances, and other financial accommodations provided by Lenders to Borrowers under or in connection with this Agreement including, without limitation, Letters of Credit to the extent of the undrawn amount outstanding of such Letters of Credit.

       "AFFILIATE" of any Person shall mean (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

       "AGENCY ACCOUNT" shall have the meaning set forth in Section 4.15(h).

       "AGENT" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

       "ALTERNATE BASE RATE" shall mean, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%.

       "APPLICABLE MARGIN" shall mean initially (a) with respect to Domestic Loans, 7/8% and (b) with respect to Eurodollar Rate Loans, 2 3/8%, PROVIDED, HOWEVER, the Applicable Margin shall be amended as provided below, commencing on the later to occur of (i) the last day of the third fiscal quarter after the Effective Date and (ii) March 31, 1997 and at the end of each fiscal quarter thereafter based upon the ratio of Funded Debt to EBITDA as reflected in the financial statements (x) delivered to Agent pursuant to Section 9.7 of this Agreement with respect to the first three (3) fiscal quarters of any fiscal year


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

and (b) delivered to Agent pursuant to Section 9.8 of this Agreement with respect to the last fiscal quarter of any fiscal year:

                                Applicable Margin

Ratio of Funded Debt                                                   Alternate
to EBITDA                                                      LIBOR   Base Rate
- --------------------------------------------------------------------------------
less than 3.0 to 1.0                                           2.00%     0.50%
less than 3.50 and equal to or greater than 3.0 to 1.0        2.125%    0.625%
less than 4.50 and equal to or greater than 3.50 to 1.0       2.375%    0.875%
equal to or greater than 4.50 to 1.0                          2.625%    1.125%

Notwithstanding the foregoing, the Applicable Margin shall not be reduced at such time as an Event of Default or Incipient Event of Default has occurred and is continuing but shall be reduced (if applicable) when such Event of Default or Incipient Event of Default has been waived or cured. The foregoing ratio shall be determined for Borrowers on a consolidated basis.

       "AUTHORITY" shall have the meaning set forth in Section 4.18(d).

       "AVIALL" shall mean collectively, Aviall Services, Inc. and Aviall, Inc.

       "AVIALL POWER BY THE HOUR AGREEMENTS" shall mean
________________________.

       "BANK" shall mean The Bank of New York.

       "BNYCC" shall have the meaning set forth in the introductory paragraph hereof.

       "BORROWERS" shall mean, jointly and severally, Greenwich, Turbine, GTI, GASI, Components, Engine Services and all permitted successors and assigns.

       "BUSINESS DAY" shall mean with respect to Eurodollar Rate Loans, any day on which commercial banks are open for domestic and international business, including dealings in dollar deposits in London, England and New York, New York and with respect to Domestic Rate Loans, any day other than a day on which commercial banks in New York are authorized or required by law to close.

       "BUSINESS PLAN" shall mean the long range business and strategic plan of Borrowers which shall include monthly forecasts for (a) the fiscal year ending September 30, 1997 and (b) each fiscal year thereafter, each of which shall be in form and substance consistent with past practices.

       "CALEDONIAN" shall mean Greenwich Caledonian, Limited, a company organized and existing under the laws of [Scotland].

       "CALEDONIAN CREDIT AGREEMENT" shall mean __________________________.

       "CAPITAL STOCK" shall have the meaning given to it in the Indenture.

       "CAPITALIZED LEASE" means as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

       "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 ET SEQ.

       "CHANGE OF CONTROL" shall mean (a) with respect to Turbine, GTI, GASI, Components and/or Engine Services, the occurrence of any event (whether in one or more transactions) that results in a transfer of control of such Borrower to a Person other than its respective Parent and (b) with respect to Greenwich, if
(i) (a) the Specified Holders cease in the aggregate to "beneficially own" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, at least 50% of the total voting power of the Voting Stock of Greenwich, whether as a result of any issuance of securities of Greenwich, any merger, consolidation, liquidation or dissolution of Greenwich or otherwise, and
(b) any "person" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than an underwriter engaged in a firm commitment underwriting on behalf of Greenwich and other than the Specified Holders, becomes the "beneficial owner" (as defined in clause (a) above, except that for the purposes of this clause (b) a person other than a Specified Holder shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of either (x) 35% or more of the total voting power of the Voting Stock of Greenwich or (y) a greater percentage of the total voting power of the Voting Stock of Greenwich than the Specified Holders in the aggregate "beneficially owned" (as defined in clause (a) above) directly or indirectly;,
(ii) the stockholders of Greenwich shall have approved any plan of liquidation or dissolution of Greenwich; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted Greenwich's board of directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of Greenwich was approved by a vote of at least 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Greenwich's board of directors then in office.

       "CHARGES" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, Liens, Claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other governmental authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of their Affiliates.

       "CIT" shall mean The CIT Group/Equipment Financing, Inc., a New York corporation.

       "CIT LOAN DOCUMENTS" shall mean the Loan and Security Agreement and other documents, dated as of November 5, 1992, as amended through the Effective Date, between or among CIT, Greenwich, GCL, World and certain Affiliates of Borrowers, all of which are listed on EXHIBIT 1.2(a) hereto; true and complete copies of which have been furnished to Agent.

       "CLAIMS" shall mean all security interests, Liens, claims or encumbrances held or asserted by any Person against any or all of the Collateral, other than
(A) Charges and (B) Permitted Encumbrances.

       "COLLATERAL" shall mean and include

              (a)    all Receivables;

              (b)    all Inventory;

              (c)    all of each Borrower's right, title and interest in and to
(i) its respective goods and other property including, but not limited to all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of such Borrower's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, set off, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) if and when obtained by any Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of receivables; and (vi) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto, or under any other agreement between Agent and each Borrower;

              (d) all of each Borrower's ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software (owned by any Borrower or in which it has an interest to the extent of such interest), computer programs, tapes, disks and documents relating to (a), (b) or
(c) of this Paragraph; and

              (e)    all proceeds and products of (a), (b), (c) and (d) in
whatever form, including, but not limited to   cash, deposit accounts (whether
or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or documents.

       "COMMITMENT PERCENTAGE" of any Lender shall mean the percentage set forth below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 14.4(c) hereof.

       "COMPONENTS" shall have the meaning set forth in the introductory paragraph hereof.

       "COMPONENTS ADVANCE RATES" shall have the meaning set forth in Section 2.1(d)(ii) hereof.

       "COMPONENTS FORMULA AMOUNT" shall have the meaning set forth in Section 2.1(d) hereof.

       "COMPONENTS INVENTORY ADVANCE RATE" shall have the meaning set forth in
Section 2.1(d)(ii) hereof.

       "COMPONENTS RECEIVABLES ADVANCE RATE" shall have the meaning set forth in
Section 2.1(d)(i) hereof.

       "CONESE FAMILY" shall have the meaning given to it in the Indenture.

       "CONTINENTAL" shall have the meaning set forth in the definition of Eligible Receivables.

       "CONTINENTAL INTERCREDITOR AGREEMENT" shall mean the Intercreditor and Subordination Agreement between BNYCC and Continental dated as of May 1, 1995.

       "CURRENT ASSETS" at a particular date, shall mean all cash, cash equivalents, accounts and inventory of Borrowers on a consolidated basis and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrowers on a consolidated basis as at such date; PROVIDED, HOWEVER, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate to any Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of either Borrower, or (c) the cash surrender value of any life insurance policy. In addition, Current Assets shall include (i) gas turbine engines and rotable parts even if recorded as property, plant and equipment by any Borrower in its respective books and records for accounting purposes and (ii) Customer Deposits as a contra-asset.

       "CURRENT LIABILITIES" at a particular date, shall mean all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrowers on a consolidated basis, as at such date, but in any event including, without limitation, the amounts of (a) all Indebtedness of Borrowers on a consolidated basis payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of any Borrower (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve
(12) months after such date and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period. Current Liabilities shall exclude Customer Deposits.

       "CUSTOMER" shall mean and include the account debtor with respect to any of the Receivables.

       "CUSTOMER DEPOSITS" shall mean cash deposits or advance payments and progress payments received from Customers of the Borrower.

       "DEFAULTING LENDER" shall have the meaning set forth in Section 2.18(a) hereof.

       "DEFAULT RATE" shall have the meaning set forth in Section 3.1 hereof.

       "DOCUMENT" shall have the meaning set forth in Section 8.1(c) hereof.

       "DOLLAR" and the sign "$" shall mean lawful money of the United States of America.

       "DOMESTIC RATE LOAN" shall mean any Advance that bears interest based upon the Alternate Base Rate.

       "EBITDA" for any period, shall mean for Borrowers on a consolidated basis
(a) Net Income for such period, PLUS (b) interest and taxes for such period, PLUS (c) the sum of depreciation and amortization for such period.

       "EFFECTIVE DATE" shall mean June __, 1996 or such other later date as the conditions precedent set forth in Article VIII shall have been satisfied.

       "EFFECTIVE HOURS ADJUSTMENT" shall have the meaning set forth in the definition of Eligible Receivables.

       "ELIGIBLE INVENTORY" shall mean and include with respect to all Borrowers Inventory valued at book value, determined by a moving average method consistent with the method in effect on the Initial Closing Date, which is consistent with Greenwich's past practices for write-offs, write downs or reserves for old, non-serviceable, non-repairable, obsolete, slow moving or unmerchantable Inventory and which Agent, in its reasonable discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof. Notwithstanding anything to the contrary contained herein, in the event that the aggregate amount of "repairable" Inventory (as defined in Section 6.13 hereof) ("Total Repairable Inventory") exceeds 20% of total Inventory, repairable Inventory in an amount equal to the difference between (a) Total Repairable Inventory MINUS (b) 20% of total Inventory shall be excluded from Eligible Inventory. The preceding sentence shall not constitute a waiver of any breach of Section 6.13(c) hereof.

       "ELIGIBLE RECEIVABLES" shall mean and include with respect to any Borrower each Receivable of such Borrower arising in the ordinary course of such Borrower's business and which Agent, in its reasonable credit judgment (but subject to the limitations set forth below), shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. Specifically, a Receivable shall not be deemed eligible unless such Receivable is subject to Agent's perfected security interest and no other Lien other than Permitted Encumbrances, and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, a Receivable shall not be an Eligible Receivable if:

              (a) it arises out of a sale made by such Borrower to an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower and such Receivable when added to the existing Receivables from Affiliates causes the aggregate amount of outstanding Receivables from Affiliates of such Borrower to be greater than $250,000; PROVIDED, HOWEVER, in no event shall a Receivable due from one Borrower to another Borrower constitute an Eligible Receivable;

              (b) it is due or unpaid more than one hundred twenty (120) days after the original invoice date except Receivables from (i) Affiliates which shall be due or unpaid more than thirty (30) days after the original invoice date and (ii) Continental ("Continental Receivables") which shall be due or unpaid more than ninety (90) days after the original invoice date;

              (c) thirty-five percent (35%) or more of the Receivables from the subject Customer are due or unpaid more than one hundred twenty (120) days after the original invoice date;

              (d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;

              (e) the Customer is also such Borrower's creditor or supplier for an amount in excess of $100,000, or the Customer has disputed liability, or the Customer has made any claim with respect to any other Receivable due from such Customer to such Borrower, or the Receivable otherwise is or may become subject to any right of set off by the Customer; PROVIDED, HOWEVER, the portion of such Receivable that would otherwise be deemed an Eligible Receivable and which is not subject to dispute or set-off shall be an Eligible Receivable;

              (f) the Customer has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Customer in an involuntary case under any state or federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under any state or federal bankruptcy law has been filed against the Customer, or if the Customer has discontinued its business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

              (g) the sale is to a Customer outside the United States or Canada, unless the sale is on letter of credit, guaranty or acceptance terms (and all proceeds thereunder have been assigned to Agent for benefit of Lenders) or Borrowers' maintain credit insurance with respect thereto with type of coverage and limit levels acceptable to Agent, or unless such Borrower shall have retained in its possession the goods giving rise to such Receivable as collateral for such Receivable and such goods shall have a market value in excess of the face amount of the Receivable, in any such case acceptable to Agent in its reasonable discretion;

              (h) the sale to the Customer is on a bill-and-hold basis (except where (i) the Customer has manifested its approval, in writing, to the acceptable quality of the services rendered, goods to be delivered and its approval of such sale or (ii) the goods to be delivered have passed all tests required pursuant to the contract therefor), guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

              (i) Agent believes, in its reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer's financial inability to pay unless, in either case, such Borrower shall have retained in its possession the goods giving rise to such Receivable as collateral for such Receivable and such goods shall have a market value in excess of the face amount of the Receivable, in any such case acceptable to Agent in its reasonable discretion;

              (j) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless such Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 ET SEQ. and 41 U.S.C., Sub-Section 15) or has otherwise complied with other applicable statutes or ordinances;

              [(k)   the services giving rise to such Receivable have not been
performed by such Borrower or the Receivable is an advance or progress billing or otherwise does not represent a final sale or performance;]

              (l) the aggregate Receivables owed by the subject Customer exceed a credit limit for such Customer as same may be determined in good faith by Agent, in the exercise of its discretion in a reasonable manner, but only to the extent that the aggregate Receivables owed by such Customer exceeds such limit;

              (m) the Receivable is subject to any pending or asserted offset, deduction, defense, dispute, or counterclaim (excluding claims by Customers with respect to their respective Customer Deposits for services not yet performed in an amount less than $150,000) or if the Receivable is contingent in any respect or for any reason; PROVIDED, HOWEVER, the portion of each Receivable that would otherwise be deemed an Eligible Receivable and which is not subject to offset, deduction, defense, dispute, counterclaim or contingency shall be an Eligible Receivable;

              (n) Such Borrower has made any agreement with the subject Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected on the face of each respective invoice related thereto; PROVIDED, HOWEVER, the portion of such Receivable that would otherwise be deemed an Eligible Receivable and which is not subject to deduction, discount or allowance shall be an Eligible Receivable;

              (o) the rendition of services has not been completed or all supporting documentation has not been placed in the Customer file;

              (p) any return, rejection or repossession of any underlying merchandise has occurred;

              (q)    such Receivable is not payable to such Borrower; or

              (r) such Receivable is not otherwise satisfactory to the Agent as determined in good faith by Agent in the exercise of its discretion in a reasonable manner.

       Notwithstanding anything to the contrary, Receivables arising under the Greenwich Power by the Hour Agreement for any two consecutive months consisting of the then current month and one additional month, shall be deemed Eligible Receivables only if (i) no Event of Default shall have occurred and be continuing, (ii) Greenwich shall have an "accrued receivable" on its books with respect to the Greenwich Power by the Hour Agreement, (iii) the amount of such Receivables shall not exceed the adjustment with respect to "Effective Hours" ("Effective Hours Adjustment") as of the end of the immediately preceding month calculated pursuant to Section 10 of the Greenwich Power by the Hour Agreement and (iv) Agent believes, in the good faith exercise of its reasonable judgment, that the collection of such Receivable is secure and that the aggregate Receivables owed by the Customer do not exceed a credit limit determined in good faith by Agent.

             [INSERT PROVISIONS RE AVIALL POWER BY HOUR AGREEMENTS]

       "ELIGIBLE UNBILLED RECEIVABLES" shall mean Receivables of Engine Services, Components and/or GASI which, but for the fact invoices for payment have not yet been sent to Customers, would constitute Eligible Receivables hereunder.

       "ENGINE SERVICES" shall have the meaning set forth in the introductory paragraph hereof.

       "ENGINE SERVICES ADVANCE RATES" shall have the meaning set forth in
Section 2.1(f)(ii)

       "ENGINE SERVICES FORMULA AMOUNT" shall have the meaning set forth in
Section 2.1(f) hereof.

       "ENGINE SERVICES INVENTORY ADVANCE RATE" shall have the meaning set forth in Section 2.1(f)(ii) hereof.

       "ENGINE SERVICES RECEIVABLES ADVANCE RATE" shall have the meaning set forth in Section 2.1(f)(i) hereof.

       "ENVIRONMENTAL COMPLAINT" shall have the meaning set forth in Section 4.18(d) hereof.

       "ENVIRONMENTAL LAWS" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

       "EQUIPMENT" shall have the meaning set forth in the CIT Loan Documents.

       "EURODOLLAR RATE" shall mean for any Eurodollar Rate Loan, for the then current Interest Period relating thereto, the rate per annum (such Eurodollar Rate to be adjusted to the next higher 1/100 of one (1%) percent) equal to the quotient of (a) LIBOR, divided by (b) a number equal to 1.00 minus the aggregate of the rates (expressed as a decimal) of reserve requirements current on the day that is three Business Days prior to the beginning of the Interest Period (including without limitation basic, supplemental, marginal and emergency reserves) under any regulation promulgated by the Board of Governors of the Federal Reserve System (or any other governmental authority having jurisdiction of the Bank) as in effect from time to time, dealing with reserve requirements prescribed for Eurocurrency funding including any reserve requirements with respect to "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System.

       "EURODOLLAR RATE LOAN" shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

       "EVENT OF DEFAULT" shall mean the occurrence and continuance of any of the events set forth in Article X hereof.

       "EXCHANGE ACT" shall have the meaning given to it in the Indenture.

       "FEDERAL FUNDS RATE" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

       "FEE LETTER" shall mean _________________________.

       "FIXED CHARGE COVERAGE RATIO", with respect to any fiscal period, shall mean the ratio of (a) EBITDA for such period MINUS capital expenditures for Borrowers on a consolidated basis for such period PLUS purchase money indebtedness related to capital expenditures for such period to (b) the sum of
(i) all cash expended by Borrowers on a consolidated basis to make interest and scheduled principal payments on Indebtedness (including, without limitation, Capitalized Leases) PLUS (ii) income taxes PLUS (iii) cash dividends paid.

       "FORMULA AMOUNT" shall mean the sum of the Greenwich Formula Amount, the Turbine Formula Amount, the GTI Formula Amount, the GASI Formula Amount, the Components Formula Amount and the Engine Services Formula Amount.

       "FUNDING DATE" shall have the meaning set forth in Section 2.7(f) hereof.

       "FUNDED DEBT" shall mean, with respect to Borrowers on a consolidated basis, (i) liabilities for borrowed money and (ii) obligations under leases which are or are required to be shown in accordance with GAAP as a liability on a balance sheet of the lessee thereunder.

       "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied.

       "GASI" shall have the meaning set forth in the introductory paragraph hereof.

       "GASI ADVANCE RATES" shall have the meaning set forth in Section
2.1(e)(ii)

       "GASI FORMULA AMOUNT" shall have the meaning set forth in Section 2.1(e) hereof.

       "GASI INVENTORY ADVANCE RATE" shall have the meaning set forth in Section 2.1(e)(ii) hereof.

       "GASI RECEIVABLE ADVANCE RATE" shall have the meaning set forth in
Section 2.1(e)(i) hereof.

       "GREENWICH" shall have the meaning set forth in the introductory paragraph hereof.

       "GREENWICH ADVANCE RATES" shall have the meaning set forth in Section 2.1(a)(ii) hereof.

       "GREENWICH FORMULA AMOUNT" shall have the meaning set forth in Section 2.1(a) hereof.

       "GREENWICH INVENTORY ADVANCE RATE" shall have the meaning set forth in
Section 2.1(a)(ii) hereof.

       "GREENWICH POWER BY THE HOUR AGREEMENT" shall mean the Block Hour GASI Maintenance Agreement between Greenwich and Burlington Air Express U.S.A., Inc. dated September 8, 1989, for the repair and overhaul of Pratt & Whitney JT3 gas turbine aircraft engines.

       "GREENWICH RECEIVABLES ADVANCE RATE" shall have the meaning set forth in
Section 2.1(a)(i) hereof.

       "GTI" shall have the meaning set forth in the introductory paragraph hereof.

       "GTI ADVANCE RATES" shall have the meaning set forth in Section 2.1(c)(ii) hereof.

       "GTI FORMULA AMOUNT" shall have the meaning set forth in Section 2.1(c) hereof.

       "GTI INVENTORY ADVANCE RATE" shall have the meaning set forth in Section 2.1(c) hereof.

       "GTI RECEIVABLES ADVANCE RATE" shall have the meaning set forth in
Section 2.1(c)(i) hereof.

       "HAZARDOUS DISCHARGE" shall have the meaning set forth in Section 4.18(d) hereof.

       "HAZARDOUS SUBSTANCE" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, ET SEQ.), or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

       "HAZARDOUS WASTES" includes all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

       "HEDGING AGREEMENTS" any agreement entered into, from time to time, by Borrowers and any one of the Lenders or a bank or financial institution reasonably acceptable to Agent to protect Borrower against fluctuations in foreign currency exchange rates.

       "INCIPIENT EVENT OF DEFAULT" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

       "INDEBTEDNESS" of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except Customer Deposits, Subordinated Debt, capital stock and surplus earned or otherwise).

       "INDENTURE" shall mean that certain Indenture, dated as of June __, 1996 from Greenwich and the Subsidiary Guarantors to American Stock Transfer & Trust Company (as trustee) ("Trustee").

       "INITIAL CLOSING DATE" shall mean July 6, 1990.

       "INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement, dated November 5, 1992 among CIT, BNYCC, World and Greenwich, as same has been amended, modified and supplemented from time to time.

       "INTEREST PERIOD" shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.3(b) hereof.

       "INTEREST RESERVE" shall mean at any time following an Event of Default and for so long as such Event of Default shall be continuing without waiver or cure an amount equal to the regularly scheduled interest payments under the CIT Loan Documents and the Turbine Term Loan Documents for the next succeeding five
(5) month period.

       "INVENTORY" shall mean and include, as to each Borrower, all of such Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them. In addition, Inventory shall include gas turbine engines and rotable parts even if recorded as property, plant and equipment by Borrowers for accounting purposes.

       "INVENTORY ADVANCE RATE" shall singularly or collectively, the Greenwich Inventory Advance Rate, Turbine Inventory Advance Rate, GTI Inventory Advance Rate, Components Inventory Advance Rate, GASI Inventory Advance Rate and Engine Services Inventory Advance Rate.

       "INVENTORY PURCHASE AGREEMENT" shall mean the Inventory Purchase Agreement dated as of May 1, 1995 between Greenwich and Continental.

       "LENDER" or "LENDERS" shall have the meaning set forth in the introductory paragraph hereof.

       "LENDER DEFAULT" shall have the meaning set forth in Section 2.18(a) hereof.

       "LETTER OF CREDIT FEES" shall have the meaning set forth in Section 3.4.

       "LETTERS OF CREDIT" shall have the meaning set forth in Section 2.15.

       "LIBOR" shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the rate per annum quoted by the Bank in 1/16 increments, if available, two (2) Business Days prior to the first day of such Interest Period for the offering by the Bank to prime commercial banks in the London interbank Eurodollar market of dollar deposits in immediately available funds for a period equal to such Interest Period and in an amount equal to the amount of such Eurodollar Rate Loan.

       "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, Charge, Claim or encumbrance, or preference, priority or other security agreement or preferential arrangement in respect of any asset of any Borrower of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

       "MAXIMUM LOAN AMOUNT" at any date shall mean $175,000,000 less such amounts as shall be due and owing by Caledonian to Agent [and the Lenders] under the Caledonian Credit Agreement.

       "MONTHLY ADVANCES" shall have the meaning set forth in Section 3.1 hereof.

       "NET INCOME" for any period shall mean the net income of Borrowers on a consolidated basis for such period as determined in accordance with GAAP.

       "NET WORTH" at a particular date, shall mean all amounts which would be included under shareholders' equity on a balance sheet of the Borrowers on a consolidated basis determined in accordance with GAAP.

       "NON-DEFAULTING LENDERS" shall have the meaning set forth in Section 2.18(b) hereof.

       "NOTES" shall mean the promissory notes referred to in Section 2.2 hereof.

       "OBLIGATIONS" shall mean and include any and all of each Borrower's Indebtedness and/or liabilities to Agent or Lenders of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under this Agreement and the U.K. Guaranties and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action under this Agreement.

       "OTHER DOCUMENTS" shall mean any and all agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

       "PARENT" (a) of Turbine, GTI and Engine shall mean Greenwich, (b) of GASI, Components and Engine Services shall mean Engine (as general partner in the case of Components and Engine Services) and (c) of any other Person shall mean a corporation or other entity owning, directly or indirectly, at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

       "PARTICIPANT" shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in respect thereof in form and substance satisfactory to such Lender.

       "PAYMENT OFFICE" shall mean initially 1290 Avenue of the Americas, New York, New York 10104; thereafter, such other office of Agent, if any, which it may designate by notice to Greenwich on behalf of Borrowers to be the Payment Office.

       "PERMITTED ENCUMBRANCES" shall mean (a) Liens in favor of Agent for the benefit of Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent, or, being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrowers; PROVIDED, THAT the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5; (d) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), Leases, statutory obligations, surety, performance and appeal bonds and other obligations of like nature arising in the ordinary course of Borrowers' business; (f) judgment Liens that have been stayed or bonded and mechanics', worker's, materialmen's or other like Liens arising in the ordinary course of Borrowers' business with respect to obligations which are not past due or which are being contested in good faith by Borrowers; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such Lien shall not encumber any other property of any Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (h) Liens on Equipment in favor of CIT and World as in existence on Closing Date; and (i) other Liens disclosed on
EXHIBIT 1.2(b).

       "PERSON" shall mean an individual, a partnership, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a governmental authority or any other entity of whatever nature.

       "PLEDGE AGREEMENT" shall mean that certain Pledge and Security Agreement dated as of the Effective Date pursuant to which Greenwich pledges 65% of the issued and outstanding stock of Caledonian to Agent and Trustee.

       "PREPAYMENT DATE" shall have the meaning set forth in Section 13.1 hereof.

       "PRIME RATE" for the purpose of this Agreement means the rate of interest publicly announced from time to time by the Bank at its principal office in New York as its prime rate or prime lending rate. This rate of interest is determined from time to time by the Bank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers of the Bank.

       "PRO FORMA BALANCE SHEET" shall have the meaning set forth in Section 5.5(a) hereof.

       "PROJECTIONS" shall have the meaning set forth in Section 5.5(d) hereof.

       "PROPERTY" shall have the meaning given to it in the Indenture.

       "PURCHASE AGREEMENT" shall mean the Agreement of Purchase and Sale between GASI, Greenwich, Aviall Services, Inc. and Aviall, Inc. dated April 19, 1996.

       "RATE SWAP AGREEMENT" any interest rate swap, cap, interest rate collar agreement or similar arrangement entered into, from time to time, by Borrowers and any one of the Lenders or a bank or financial institution reasonably acceptable to Agent to protect the Borrowers and any Lender against fluctuations in interest rates on the Obligations incurred by the Borrowers under this Agreement.

       "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C.
Section 6901 ET SEQ., as same may be amended from time to time.

       "REAL PROPERTY" shall mean all of each Borrower's right, title and interest by ownership or lease in and to the owned property located at 51 Bradley Park Road, East Granby, Connecticut 06026, the leased premises (and any Improvements thereon) located at Buildings 21, 21A, 21B, and 23, 4590 N.W. 36th Street, Miami, Florida 33122 and those leased premises set forth on SCHEDULE 1.2.

       "RECEIVABLES" shall mean and include as to each Borrower all of such Borrower's accounts, contract rights, instruments, documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically assigned or pledged to Agent hereunder.

       "RECEIVABLES ADVANCE RATE" shall mean singularly or collectively, the Greenwich Receivables Advance Rate, Turbine Receivables Advance Rate, GTI Receivables Advance Rate, Components Receivables Advance Rate, GASI Receivables Advance Rate and Engine Services Receivables Advance Rate.

       "REDEEMABLE STOCK" shall have the meaning given to it in the Indenture.

       "RELEASE" shall have the meaning set forth in Section 5.7(c)(i) hereof.

       "REQUIRED LENDERS" shall mean Lenders holding, in the aggregate, at least fifty-one percent (51%) of the Advances or, if no Advances are outstanding, at least fifty-one percent (51%) of the Commitment Percentages.

       "REVOLVING ADVANCES" shall mean Advances made other than Letters of Credit.

       "REVOLVING INTEREST RATE" shall mean an interest rate per annum equal to
(a) with respect to Domestic Rate Loans, the sum of the Alternate Base Rate plus the Applicable Margin and (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus the Applicable Margin.

       "SENIOR NOTES" shall mean the ___% Senior Notes due 2006 issued by Greenwich pursuant to the Indenture in conjunction with the Transactions.

       "SETTLEMENT DATE" shall mean the Effective Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

       "SPECIFIED HOLDERS" shall have the meaning given to it in the Indenture.

       "STATED MATURITY" shall have the meaning given to it in the Indenture.

       "SUBORDINATED DEBENTURES" shall mean the $16,999,000, 8% convertible subordinated debentures of Greenwich issued on November 12, 1993 (with respect to debentures with an original face amount of $15,000,000) and December 10, 1993 (with respect to debentures with an original face amount of $1,999,000).

       "SUBSIDIARY" of any Person shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

       "SUBSIDIARY GUARANTORS" shall have the meaning given to it in the Indenture.

       "TANGIBLE NET WORTH" shall mean, as of any date, the difference between
(a) Net Worth, as of such date, and (b) the aggregate amount, if any, included in such Net Worth for goodwill, capitalized financial costs, customer lists, intercompany Receivables, non-compete agreements, security deposits and deferred taxes of Borrowers on a consolidated basis and all assets properly classified as intangible assets in accordance with GAAP.

       "TERM" shall mean the Effective Date through _________ ___, 2001.

       "TEXAS BORROWERS" shall mean collectively, GASI, Engine Services and Components.

       "TOTAL REPAIRABLE INVENTORY" shall have the meaning set forth in the definition of Eligible Inventory.

       "TOXIC SUBSTANCE" shall mean and include any material present on the Real Property which is subject to regulation under the Toxic Substances Control Act
(TSCA), 15 U.S. C. Section 2601 ET seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls
(PCBs) and lead-based paints.

       "TRANSACTIONS" shall have the meaning given to it in Section 5.5 hereof.

       "TRUSTEE" shall mean American Stock Transfer & Trust Company.

       "TURBINE" shall have the meaning set forth in the introductory paragraph hereof.

       "TURBINE ADVANCE RATES" shall have the meaning set forth in Section 2.1(b)(ii)

       "TURBINE FORMULA AMOUNT" shall have the meaning set forth in Section 2.1(b) hereof.

       "TURBINE INVENTORY ADVANCE RATE" shall have the meaning set forth in
Section 2.1(b)(ii) hereof.

       "TURBINE RECEIVABLES ADVANCE RATE" shall have the meaning set forth in
Section 2.1(b)(i) hereof.

       "TURBINE TERM LOAN" shall mean a loan made to Turbine by the Turbine Term Loan Lender in the original principal amount of $__________.

       "TURBINE TERM LOAN DOCUMENTS" shall mean the loan agreement and related documents entered into by Turbine with the Turbine Term Loan Lender.

       "TURBINE TERM LOAN LENDER" shall mean CIT.

       "U.K. GUARANTIES" shall mean each guaranty issued by a Borrower to Agent of the obligations of Caledonian to ______________ under the Caledonian Credit Agreement.

       "UNDRAWN AVAILABILITY" shall at any given date mean the amount equal to the difference between (a) the lesser of (i) Maximum Loan Amount, and (ii) Formula Amount as of such date, MINUS (b) the aggregate outstanding Advances on such date after giving effect to any outstanding requests by Borrowers for Advances as of that date.

       "VOTING STOCK" shall have the meaning given to it in the Indenture.

       "WEEK" shall mean the time period commencing with a Wednesday and ending on the following Tuesday.

       "WORLD" shall mean World Air Lease, Inc., a Florida corporation.

       "WORLD LOAN DOCUMENTS" shall mean the $3,000,000 promissory note from Greenwich to World dated November 5, 1992 and all other agreements and documents executed in connection therewith which are listed on EXHIBIT 1.2(c); true and complete copies of which have been furnished to BNYCC.

       1.3    UNIFORM COMMERCIAL CODE TERMS.   All terms used herein and defined
in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

       1.4 CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and VICE versa. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". In computing periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding". All references to statutes and regulations shall include any amendments of same and any successor statutes and regulations. All references to any instrument or agreements to which any Borrower and any Lender or Agent are parties including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.


       II.   ADVANCES AND PAYMENTS

       2.1    (a)    GREENWICH BORROWING BASE.   Subject to the terms and
conditions set forth in this Agreement, each Lender, severally and not jointly, agrees to make Revolving Advances to Greenwich in accordance with the procedures provided for herein in an aggregate amount outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of (x) the Maximum Loan Amount MINUS the sum of (1) outstanding Advances made to or for the benefit of Turbine, GTI, Components, GASI and Engine Services and (2) the undrawn amount of outstanding Letters of Credit issued on behalf of Greenwich, or (y) the sum of:

                     (i) up to 85%, subject to the provisions of Section 2.1(g) and Section 2.1(h) hereof ("Greenwich Receivables Advance Rate"), of Eligible Receivables of Greenwich, PLUS

                     (ii) up to 55%, subject to the provisions of Section 2.1(g) and Section 2.1(h) hereof ("Greenwich Inventory Advance Rate"), of Eligible Inventory of Greenwich (the Greenwich Receivables Advance Rate and the Greenwich Inventory

Advance Rate shall be referred to, collectively, as the "Greenwich Advance Rates"), MINUS

                     (iii) such reserves as Agent may, in a commercially reasonable manner, reasonably deem proper and necessary, including, without limitation, the Interest Reserve; PROVIDED, that the Interest Reserve shall only apply if and for so long as an Event of Default shall exist, MINUS

                     (iv) the undrawn amount of outstanding Letters of Credit issued on behalf of Greenwich.

       The amounts derived from (x) the sum of Sections 2.1(a)(y)(i) PLUS 2.1(a)(y)(ii) MINUS (y) the sum of Sections 2.1(a)(y)(iii) and 2.1(a)(y)(iv) at any time and from time to time shall be referred to as the "Greenwich Formula Amount".

              (b) TURBINE BORROWING BASE. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, agrees to make Revolving Advances to Turbine in accordance with the procedures provided for herein in an aggregate amount outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of (x) the Maximum Loan Amount MINUS the sum of (1) outstanding Advances made to or for the benefit of Greenwich, GTI, Components, GASI and Engine Services and (2) the undrawn amount of outstanding Letters of Credit issued on behalf of Turbine or (y) the sum of:

                     (i) up to 85%, subject to the provisions of Section 2.1(g) and Section 2.1(i) hereof ("Turbine Receivables Advance Rate"), of Eligible Receivables of Turbine, PLUS

                     (ii) up to 55%, subject to the provisions of Section 2.1(g) and Section 2.1(h) hereof ("Turbine Inventory Advance Rate"), of Eligible Inventory of Turbine (the Turbine Receivables Advance Rate and the Turbine Inventory Advance Rate shall be referred to, collectively, as the "Turbine Advance Rates"), MINUS

                     (iii) such reserves as Agent may, in a commercially reasonable manner, reasonably deem proper and necessary, including, without limitation, the Interest Reserve; PROVIDED, that the Interest Reserve shall only apply if and for so long as an Event of Default shall exist, MINUS

                     (iv) the undrawn amount of outstanding Letters of Credit issued on behalf of Turbine.

              The sum of the amounts derived from (x) the sum of Sections 2.1(b)(y)(i) PLUS 2.1(b)(y)(ii) MINUS (y) the sum of Sections 2.1(b)(y)(iii) and 2.1(b)(y)(iv) at any time and from time to time shall be referred to as the "Turbine Formula Amount".

              (c) GTI BORROWING BASE. Subject to the terms and conditions set forth in this Agreement, each Lender, jointly and not severally, agrees to make Revolving Advances to GTI in accordance with the procedures provided for herein in an aggregate amount outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of (x) the Maximum Loan Amount MINUS the sum of (1) outstanding Advances made to or for the benefit of Greenwich, Turbine, Components, GASI and Engine Services and (2) the undrawn amount of outstanding Letters of Credit issued on behalf of GTI or (y) the sum of:

                     (i) up to 85%, subject to the provisions of Section 2.1(g) and Section 2.1(i) hereof ("GTI Receivables Advance Rate"), of Eligible Receivables of GTI, PLUS

                     (ii) up to 55%, subject to the provisions of Section 2.1(g) and Section 2.1(h) hereof ("GTI Inventory Advance Rate"), of Eligible Inventory of GTI (the GTI Receivables Advance Rate and the GTI Inventory Advance Rate shall be referred to, collectively, as the "GTI Advance Rates"), MINUS

                  (iii) such reserves as Agent may, in a commercially reasonable manner, reasonably deem proper and necessary including, without limitation, the Interest Reserve; PROVIDED, that the Interest Reserve shall only apply if and for so long as an Event of Default shall exist, MINUS

                     (iv) the undrawn amount of outstanding Letters of Credit issued on behalf of GTI.

       The sum of the amounts derived from (x) the sum of (i) Sections 2.1(c)(y)(i) PLUS 2.1(c)(y)(ii) MINUS (y) the sum of Sections 2.1(c)(y)(iii) and 2.1(c)(y)(iv) at any time and from time to time shall be referred to as the "GTI Formula Amount".

              (d) COMPONENTS BORROWING BASE. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, agrees to make Revolving Advances to Components in accordance with the procedures provided for herein in an aggregate amount outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of (x) the Maximum Loan Amount MINUS the sum of (1) outstanding Advances made to or for the benefit of Greenwich, Turbine, GASI, GTI and Engine Services and (2) the undrawn amount of outstanding Letters of Credit issued on behalf of Components or (y) the sum of:

                     (i) up to 85%, subject to the provisions of Section 2.1(h) and Section 2.1(j) hereof ("Components Receivables Advance Rate"), of Eligible Receivables of Components, PLUS

                     (ii) up to 55%, subject to the provisions of Section 2.1(g) and Section 2.1(h) hereof ("Components Inventory Advance Rate"), of Eligible Inventory of Components, PLUS

                     (iii) up to 55%, subject to the provisions of Section 2.1(g), Section 2.1(i) and Section 2.1(j) (the Components Receivables Advance Rate and the Components Inventory Advance Rate and the Components Unbilled Receivables Advance Rate shall be referred to, collectively, as the "Components Advance Rates") of the Eligible Unbilled Receivables of Components, MINUS

                     (iv) such reserves as Agent may, in a commercially reasonable manner, reasonably deem proper and necessary, including, without limitation, the Interest Reserve; PROVIDED, that the Interest Reserve shall only apply if and for so long as an Event of Default shall exist, MINUS

                     (v) the undrawn amount of outstanding Letters of Credit issued on behalf of Components.

       The sum of the amounts derived from (x) the sum of (i) Sections 2.1(d)(y)(i) PLUS 2.1(d)(y)(ii) PLUS 2.1(d)(y)(iii) MINUS (y) the sum of Sections 2.1(d)(y)(iv) and 2.1(d)(y)(v) at any time and from time to time shall be referred to as the "Components Formula Amount".

              (e) GASI BORROWING BASE. Subject to the terms and conditions set forth in this Agreement, each Lender, jointly and not severally, agrees to make Revolving Advances to GASI in accordance with the procedures provided for herein in an aggregate amount outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of (x) the Maximum Loan Amount MINUS the sum of (1) outstanding Advances made to or for the benefit of Greenwich, Turbine, GTI, Components and Engine Services and (2) the undrawn amount of outstanding Letters of Credit issued on behalf of GASI, or (y) the sum of:

                     (i) up to 85%, subject to the provisions of Section 2.1(g) and Section 2.1(i) hereof ("GASI Receivables Advance Rate"), of Eligible Receivables of GASI, PLUS

                     (ii) up to 55%, subject to the provisions of Section 2.1(g) and Section 2.1(h) hereof ("GASI Inventory Advance Rate"), of Eligible Inventory of GASI (the GASI Receivables Advance Rate and the GASI Inventory Advance Rate shall be referred to, collectively, as the "GASI Advance Rates"), PLUS

                     (iii) up to 55%, subject to the provisions of Section 2.1(g), Section 2.1(i) and Section 2.1(j) (the GASI Receivables Advance Rate and the GASI Inventory Advance Rate and the GASI Unbilled Receivables Advance Rate shall be referred to, collectively, as the "GASI Advance Rates") of the Eligible Unbilled Receivables of GASI, MINUS

                     (iv) such reserves as Agent may, in a commercially reasonable manner, reasonably deem proper and necessary including, without limitation, the Interest Reserve; PROVIDED, that the Interest Reserve shall only apply if and for so long as an Event of Default shall exist, MINUS

                     (v) the undrawn amount of outstanding Letters of Credit issued on behalf of GASI.

       The sum of the amounts derived from (x) the sum of (i) Sections 2.1(e)(y)(i) PLUS 2.1(e)(y)(ii) PLUS 2.1(e)(y)(iii) MINUS (y) the sum of Sections 2.1(e)(y)(iv) and 2.1(e)(y)(v) at any time and from time to time shall be referred to as the "GASI Formula Amount".

              (f) ENGINE SERVICES BORROWING BASE. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, agrees to make Revolving Advances to Engine Services in accordance with the procedures provided for herein in an aggregate amount outstanding at any time not greater than such Lender's Commitment Percentage of the lesser of (x) the Maximum Loan Amount MINUS the sum of (1) outstanding Advances made to or for the benefit of Greenwich, Turbine, GASI, GTI and Components and (2) the undrawn amount of outstanding Letters of Credit issued on behalf of Engine Services or
(y) the sum of:

                     (i) up to 85%, subject to the provisions of Section 2.1(g) and Section 2.1(i) hereof ("Engine Services Receivables Advance Rate"), of Eligible Receivables of Engine Services, PLUS

                     (ii) up to 55%, subject to the provisions of Section 2.1(g) and Section 2.1(h) hereof ("Engine Services Inventory Advance Rate"), of Eligible Inventory of Engine Services (the Engine Services Receivables Advance Rate and the Engine Services Inventory Advance Rate shall be referred to, collectively, as the "Engine Services Advance Rates"), PLUS

                     (iii) up to 55%, subject to the provisions of Section 2.1(g), Section 2.1(i) and Section 2.1(j) (the Engine Services Receivables Advance Rate and the Engine Services Inventory Advance Rate and the Engine Services Unbilled Receivables Advance Rate shall be referred to, collectively, as the "Engine Services Advance Rates") of the Eligible Unbilled Receivables of Engine Services, MINUS

                     (iv) such reserves as Agent may, in a commercially reasonable manner, reasonably deem proper and necessary, including, without limitation, the Interest Reserve; PROVIDED, that the Interest Reserve shall only apply if and for so long as an Event of Default shall exist, MINUS

                     (v) the undrawn amount of outstanding Letters of Credit issued on behalf of Engine Services, MINUS

       The sum of the amounts derived from (x) the sum of (i) Sections 2.1(f)(y)(i) PLUS 2.1(f)(y)(ii) PLUS 2.1(f)(y)(iii) MINUS the sum of Sections 2.1(f)(y)(iv) and 2.1(f)(y)(v) at any time and from time to time shall be referred to as the "Engine Services Formula Amount".

              (g) DISCRETIONARY RIGHTS. The Advance Rates may be increased by Agent with the consent of the Lenders or decreased by Agent at any time and from time to time in the good faith exercise of its reasonable discretion; PROVIDED, HOWEVER, that Agent shall not: (i) decrease any Advance Rate by more than five (5%) percent during any forty-five (45) day period (for example, from 85% to 80% with respect to any Receivables Advance Rate); or (ii) decrease any Inventory Advance Rate below 45%. Borrowers consent to any such increases or decreases and acknowledge that decreasing the Advance Rates may limit or restrict Advances requested by Borrowers. Agent shall in each instance give Borrowers not less than five (5) Business Days' prior written notice of its intention to decrease any of the Advance Rates.

              (h) INVENTORY ADVANCES. In no event shall the aggregate Advances with respect to Inventory of Borrowers outstanding at any time pursuant to Section 2.1(a)(ii), Section 2.1(b)(ii), Section 2.1(c)(ii), Section 2.1(d)(ii) and Section 2.1(e)(ii) and Section 2.1(f)(ii) exceed $130,000,000 in the aggregate.

              (i) RECEIVABLES ADVANCES. In no event shall the aggregate Advances with respect to Continental Receivables outstanding at any time pursuant to Sections 2.1(a)(i), 2.1(b)(i), 2.1(c)(i), 2.1(d)(i), 2.1(e)(i),
2.1(f)(i), 2.1(d)(iii), 2.1(e)(iii) and 2.1(f)(iii) exceed [$15,000,000] in the aggregate.

              (j) UNBILLED RECEIVABLES. In no event shall the aggregate Advances with respect to Eligible Unbilled Receivables of Borrowers outstanding at any time pursuant to Sections 2.1(d)(iii), 2.1(e)(iii) and 2.1(f)(iii) exceed $12,000,000 in the aggregate.

              (k) INDIVIDUAL REVOLVING ADVANCES. Each Lender, severally and not jointly, will make Revolving Advances to each Borrower in aggregate amounts outstanding at any time not greater than such Lender's Commitment Percentage of the applicable Formula Amount. Notwithstanding the foregoing, for the first ninety (90) days after Effective Date, Lenders will make Advances to GASI, Components and Engine Services up to an amount equal to the lesser of (x) the Maximum Loan Amount MINUS the sum of
(1) outstanding Advances made to or for the benefit of Greenwich, Turbine and GTI and (2) the undrawn amount of outstanding Letters of Credit issued on behalf of GASI, Components and Engine Services or (y) the sum of the GASI Formula Amount, Components Formula Amount and Engine Services Formula Amount. In the event that GASI, Components and Engine Services shall not have merged and/or consolidated with and into each other such that one of them shall remain as the surviving entity by the ninetieth (90th) day following the Effective Date, (i) all new Advances made to each of GASI, Components and Engine Services will be made, from and after the ninety first (91st) day following the Effective Date shall be made to each individually in accordance with the provisions of Sections 2.1(d), (e) and (f) and (ii) all then outstanding Advances will be apportioned among such Borrowers' loan accounts in accordance with the Advance Requests received by Agent which preceded the making of such Advances and the proceeds of Collateral received by Agent with respect to such Borrower such determination by Agent with respect to the foregoing shall be conclusive absent manifest error.

       2.2 NOTES. The Advances shall be evidenced by amended and restated promissory notes of the Borrowers, substantially in the form of EXHIBIT 2.2 (the "Notes") with appropriate insertion as to date and principal amount, payable to the order of each Lender in an amount equal to its respective Commitment Percentage of Receivable Advances.

       C\7    PROCEDURE FOR BORROWING.

              (a) In the event any Borrower desires to obtain a Domestic Rate Loan Greenwich on behalf of Borrowers shall give Agent at least one (1) Business Days prior telephonic notice ("Advance Request") on or before 11:00 A.M., New York time (except as may be set forth below) specifying (i) the date of the proposed borrowing (which shall be a Business Day) and (ii) the type of borrowing and the amount to be borrowed, which amount on the date of such Advance shall be in a minimum amount of $250,000 and in integral multiples of $100,000 for borrowings in excess thereof. In addition, as a convenient means of effecting Advances, Borrowers will each maintain a controlled disbursement account (business checking) with the Bank at its branch located at 1290 6th Avenue, New York, New York 10104 (collectively, "Checking Accounts"). Each Checking Account will act as a corporate payable account for such Borrower.
Once each Business Day following receipt by the Bank of its Federal Reserve system clearing (which may be later than 11:00 a.m. New York time but must be earlier than 1:00 p.m. New York time), Bank will notify Agent of the total dollar amount of checks presented to Bank for payment for each Checking Account since the previous Business Day's notification (the "Payable Amount"). Such notification shall be deemed to be an Advance Request for an Advance to be made on such Business Day to the respective Borrower's Checking Account in an amount equal to the Payable Amount, but Agent and Lenders shall not be obligated to honor such Advance Request except as herein specifically required. Any request for an Advance shall be deemed reduced automatically and without notice so as not to be in excess of, after giving effect to the requested Advance, an amount which would cause the aggregate amount of all Advances to be greater than the lesser of (a) for Greenwich, (i) the Maximum Loan Amount MINUS outstanding Advances made to Turbine, GTI, Components, GASI and Engine Services or (ii) the Greenwich Formula Amount, (b) for Turbine, (i) the Maximum Loan Amount MINUS outstanding Advances made to Greenwich, GTI, Components, GASI and Engine Services or (ii) the Turbine Formula Amount (c) for GTI, (i) the Maximum Loan Amount MINUS outstanding Advances made to Greenwich, Turbine, Components, GASI and Engine Services or
(ii) the GTI Formula Amount, (d) for Components, (i) the Maximum Loan Amount MINUS outstanding Advances made to Greenwich, GTI, Turbine, GASI and Engine Services or (ii) the Components Formula Amount, (e) for GASI, (i) the Maximum Loan Amount MINUS outstanding Advances made to Greenwich, GTI, Turbine, Components and Engine Services or (ii) the GASI Formula Amount, and (f) for Engine Services, (i) the Maximum Loan Amount MINUS outstanding Advances made to Greenwich, GTI, Turbine, GASI and Components or (ii) the Engine Services Formula Amount. Subject to the provisions of Section 2.7 hereof, the proceeds of each Advance shall be made available by Agent to Borrowers on or before 1:45 p.m., New York time (except with respect to Advances to the Checking Accounts which shall be made available on or before 1:45 p.m. New York time), on the Business Day specified in the Advance Request by wire transferring immediately available funds in such amount or causing immediately available funds in such amount to be wire transferred to the account of the applicable Borrower, as shall be designated to Agent in the Advance Request therefor.

              (b) Notwithstanding the provisions of 2.3(a) above, in the event any Borrower desires to obtain a Eurodollar Rate Loan, Greenwich on behalf of such Borrower shall give Agent at least three (3) Business Days' prior written notice specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount to be borrowed, which amount on the date of such Advance shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 for borrowings in excess thereof and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for 30, 60 or 90 days. Notwithstanding anything contained herein, no Eurodollar Rate Loan shall be made (i) until the later to occur of (x) ninety (90) days following the Effective Date or (y) the date on which the Commitment Percentages of all Lenders (other than BNYCC) shall aggregate _____%, (ii) upon the occurrence and during the continuation of an Event of Default and (iii) if after giving effect to such Eurodollar Rate Loan more than six (6) shall be outstanding at such time.

              (c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowers may elect as set forth in (b)(iii) above provided that:

                     (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next preceding or succeeding Business Day as is the Bank's custom in the market to which such Eurodollar Rate Loan relates;

                     (ii) no Interest Period shall end after the last day of the Term;

                     (iii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end, shall (subject to clause (i) above) end on the last day of such calendar month.

       The Borrowers shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by Greenwich's notice of borrowing (on behalf of the Borrowers) given to Agent pursuant to Section 2.3(b) or by its notice of conversion given to Agent pursuant to Section 2.3(d), as the case may be. Greenwich on behalf of Borrowers shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Greenwich on behalf of Borrowers, Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.3(d) hereinbelow.

              (d) Provided that no Event of Default shall have occurred and be continuing, the Borrowers may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, continue any such loan in the same aggregate principal amount. If a Borrower desires to convert a loan, Greenwich on behalf of such Borrower shall give Agent not less than three (3) Business Days' prior written notice, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to a Eurodollar Loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than six (6) Eurodollar Rate Loans, in the aggregate.

              (e) At their option and upon three (3) Business Days' prior written notice, Borrowers may prepay the Advances in whole at any time, with accrued interest on the principal being prepaid to the date of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, the Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.3(f) hereof.

              (f) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent or any Lender may sustain or incur as a consequence of any prepayment or any default by the Borrowers in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by the Borrowers to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including (but not limited to) any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

              (g) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), Section 2.12 and Section 2.13, the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of any Lender to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and the Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into Domestic Loans. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not applicable to such Eurodollar Rate Loan, the Borrowers shall pay Lenders, upon Agent's request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by the Agent or Lenders to lenders of funds obtained by Agent or Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent to the Borrowers shall be conclusive absent manifest error.

              (h) Should any amount required to be paid by Borrowers as principal or interest hereunder, or as fees or other charges under this Agreement or any Other Documents, or with respect to any other Obligation, become due and payable, same shall be deemed a request for an Advance as of the date such payment is due, in the amount required to pay in full such interest, principal, fee, charge or other Obligation under this Agreement and/or any Other Documents, and such request shall be irrevocable.

       2.4 DISBURSEMENT OF ADVANCE PROCEEDS. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or any Lender, shall be charged to Borrowers' accounts on the Agent's books. During the Term,

Borrowers may use the Advances (subject to the limitations set forth in Section
2.1 hereof) by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

       2.5 REPAYMENT OF ADVANCES. The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

       2.6    REPAYMENT OF EXCESS ADVANCES.

              The aggregate balance of Advances outstanding at any time either
(a) to Greenwich in excess of the lesser of the (i) Greenwich Formula Amount as at such time, or (ii) Maximum Loan Amount MINUS the outstanding Advances made to or for the benefit of Turbine, GTI, Components, GASI and Engine Services or (b) to or for the benefit of Turbine in excess of the lesser of (i) Turbine Formula Amount as at such time, or (ii) Maximum Loan Amount MINUS the outstanding Advances made to or for the benefit of Greenwich, GTI, Components, GASI and Engine Services or (c) to GTI in excess of the lesser of the (i) GTI Formula Amount as at such time, or (ii) Maximum Loan Amount MINUS the outstanding Advances made to or for the benefit of Greenwich, Turbine, Components, GASI and Engine Services or (d) to GASI in excess of the lesser of the (i) GASI Formula Amount as at such time, or (ii) Maximum Loan Amount MINUS the outstanding Advances made to or for the benefit of Greenwich, Turbine, Components, GTI and Engine Services or (e) to Components in excess of the lesser of the (i) Components Formula Amount as at such time, or (ii) Maximum Loan Amount MINUS the outstanding Advances made to or for the benefit of Greenwich, Turbine, GTI, GASI and Engine Services, or (f) to Engine Services in excess of the lesser of the
(i) Engine Services Formula Amount as at such time, or (ii) Maximum Loan Amount MINUS the outstanding Advances made to or for the benefit of Greenwich, Turbine, GTI, GASI and Engine Services shall be immediately due and payable without the necessity of any demand, at the place designated by Agent, whether or not an Incipient Event of Default or Event of Default has occurred hereunder. In no event shall the aggregate balance of Advances outstanding at any time to Borrowers exceed the Maximum Loan Amount.

       2.7 MANNER OF BORROWING AND PAYMENT. (a) Except as expressly provided herein, all payments (including prepayments) to be made by Borrowers on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Agent to the Payment Office, in each case on or prior to 1:00 p.m., New York time, in Dollars and in immediately available funds.

              (b) Each borrowing of Revolving Advances shall be advanced according to the Commitment Percentages of the Lenders.

              (c) (i) Notwithstanding anything to the contrary contained in Sections 2.7(a) and (b) hereof, commencing with the first Business Day following the Effective Date, each borrowing of

Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances made by Agent. On or before [1:00 P.M.], New York time, on each Settlement Date commencing with the first Settlement Date following the Effective Date, Agent and the Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with its Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

                     (ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

                     (iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

              (d) If any Lender or Participant (a "benefitted Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the Lenders; PROVIDED, HOWEVER, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

              (e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent and, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowers of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after a Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to Revolving Advances hereunder, on demand from Borrowers; PROVIDED, HOWEVER, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrowers' rights (if any) against such Lender.

       2.8 STATEMENT OF ACCOUNT. Agent shall maintain, in accordance with its customary procedures, a loan account in the name of each Borrower in which shall be recorded the date and amount of each Advance to such Borrower made by Agent and the date and amount of each repayment, prepayment or other payment in respect thereof; PROVIDED, HOWEVER, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent and the failure of the Agent to record the date and amount of any repayment or prepayment of any Advance shall not adversely affect such Borrower nor give it any rights vis a vis Agent. For each month, Agent shall send to Greenwich on behalf of Borrowers a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between the Agent, Lenders and each Borrower, during such month. The monthly statements shall be deemed correct and binding upon the Borrowers in the absence of manifest error, and shall constitute an account stated between Lenders and each Borrower unless Agent receives a written statement of specific exceptions within thirty (30) days after such statement is received by Borrowers. The records of Agent with respect to the loan accounts shall be prima facie evidence of the amounts of Advances and other changes thereto and of payments applicable thereto.

       2.9 NO DEDUCTIONS. Each Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any Other Documents, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

       2.10   MANDATORY PREPAYMENTS.

              (a) When any Borrower sells or otherwise disposes of any Collateral (other than Inventory in the ordinary course of business) such Borrower shall repay the Advances in an amount equal to the difference between
(i) the cash proceeds of such sale or other disposition (except as otherwise provided by Section 4.3) and (ii) the reasonable costs of such sale or other disposition (in the case of subclauses (i) and (ii) above after giving effect to all tax benefits or obligations in accordance with GAAP), such repayment to be made promptly but in no event more than five (5) Business Days following receipt of the net cash proceeds thereof, and until the date of payment, such proceeds shall be held in trust for Lenders. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

       2.11 ADDITIONAL PAYMENTS. To the extent that Agent may, in the exercise of its rights under this Agreement, make an expenditure due to any Borrower's failure to perform or comply with its obligations under this Agreement or any Other Document, any reasonable amounts so expended by Agent may be charged to such Borrower's account as a Revolving Advance and added to the Obligations. Agent shall provide such Borrower, if requested, with documentation to evidence such expenditure and shall provide such Borrower with notice immediately prior to the making of such payment; PROVIDED, that the failure of Agent to give such notice shall not adversely affect Agent's rights hereunder. In the event that at the time such sum is expended the unpaid balance of Advances to any Borrower exceeds or would exceed, with the making of such expenditure, the lesser of the Maximum Loan Amount MINUS the outstanding Advances made to the other Borrowers or the Greenwich Formula Amount with respect to Greenwich or the Turbine Formula Amount with respect to Turbine or the GTI Formula Amount with respect to GTI or the GASI Formula Amount with respect to GASI, or the Components Formula Amount with respect to Components, or the Engine Services Formula Amount with respect to Engine Services such Borrower shall on demand repay the Advances in the amount by which such expenditure causes such excess.

       2.12 INCREASED COSTS. In the event a change in any applicable law, treaty or governmental regulation, in the interpretation or application thereof, or compliance by Agent or any Lender with any new request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority which is generally applicable to lenders similarly situated to Agent or any Lender shall

              (a) subject the Agent or any Lender to any tax of any kind whatsoever (excluding taxes based on the income of Agent or any Lender) with respect to this Agreement or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents;

              (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

              (c) impose on Agent or any Lender any other condition with respect to this Agreement or any Other Documents;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or any Lender deems to be material or to reduce the amount of any payment by or for the account of any Borrower (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or any Lender deems to be material; then, in any case, such Borrower shall promptly pay Agent or such Lender, upon demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Alternate Base Rate. Agent shall certify the amount of such additional cost or reduced amount to such Borrower, and such certification shall be prima facie evidence of such additional cost or reduced amount absent manifest error.

       2.13   CAPITAL ADEQUACY.

              (a) In the event that, on or after the date of this Agreement, any adoption of or any change in any applicable law, rule, regulation or guideline regarding capital adequacy of Agent or any Lender or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender, or any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender makes or maintains any Eurodollar Rate Loan with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent's or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or any Lender would have achieved but for such adoption, change or compliance (taking into consideration Agent's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, the Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section
2.13 shall be available to Agent and Lenders regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

              (b) A certificate of Agent setting forth such amount or amounts as shall be necessary to compensate Agent or any Lender with respect to Section 2.13(a) when delivered to the Borrowers shall be conclusive absent manifest error.

              (c) The obligations of Borrowers under this Section 2.13 shall survive for a period of one (1) year following the termination of this Agreement and the Other Documents and payment of the Notes and the Advances.

       2.14 BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. In the event that Agent or any Lender shall have determined that:

              (a) reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period; or

              (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan; THEN

Agent shall give the Borrowers prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless the Borrowers shall notify the Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that their request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if the Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loan shall be converted into a Domestic Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrowers shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

       2.15 LETTERS OF CREDIT. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of Standby Letters of Credit ("Letters of Credit") PROVIDED, HOWEVER, that Agent will not be required to issue or cause to be issued Letters of Credit (i) for Turbine to the extent that the face amount of such Letters of Credit would then cause the outstanding Advances to Turbine (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (A) the Maximum Loan Amount MINUS outstanding Advances to or for the benefit of Greenwich and GTI, Components, GASI and Engine Services or (B) the Turbine Formula Amount or (ii) for Greenwich to the extent that the face amount of such Letters of Credit would then cause the outstanding Advances to Greenwich (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (A) the Maximum Loan Amount MINUS outstanding Advances to or for the benefit of Turbine, GTI, Components, GASI and Engine Services or (B) the Greenwich Formula Amount or (iii) for GTI to the extent the face amount of such Letters of Credit would then cause the outstanding Advances to GTI (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (A) the Maximum Loan Amount MINUS outstanding Advances to or for the benefit of Greenwich, Turbine, Components, GASI and Engine Services or (B) the GTI Formula Amount, (iv) for Components to the extent the face amount of such Letters of Credit would then cause the outstanding Advances to Components (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (A) the Maximum Loan Amount MINUS outstanding Advances to or for the benefit of Greenwich, Turbine, GTI, GASI and Engine Services or (B) the Components Formula Amount, (v) for GASI to the extent the face amount of such Letters of Credit would then cause the outstanding Advances to GASI (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (A) the Maximum Loan Amount MINUS outstanding Advances to or for the benefit of Greenwich, Turbine, GTI, Components and Engine Services or (B) the GASI Formula Amount, (vi) for Engine Services to the extent the face amount of such Letters of Credit would then cause the outstanding Advances to Engine Services (with the requested Letter of Credit being deemed to be outstanding for purposes of this calculation) to exceed the lesser of (A) the Maximum Loan Amount MINUS outstanding Advances to or for the benefit of Greenwich, Turbine, GTI, Components and GASI or (B) the Engine Services Formula Amount. The maximum amount of outstanding Letters of Credit shall not exceed $10,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans (unless and until converted to a Eurodollar Rate Loan); and to the extent not drawn upon, Letters of Credit that have not been drawn upon shall not bear interest. Letters of Credit shall be subject to the terms and conditions set forth in the Application and Agreement for Standby Letter of Credit attached hereto as EXHIBIT 2.15.

              Upon the declaration by Agent of an Event of Default, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to the undrawn amount of outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower's behalf and in such Borrower's name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into Agent's possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. No Borrower may withdraw amounts credited to any such account except upon (a) waiver or cure of the subject Event of Default, or (b) payment and performance in full of all Obligations and termination of this Agreement.

       2.16  ISSUANCE OF LETTERS OF CREDIT.

              (a) Greenwich on behalf of itself or any other Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Bank's standard form of Application and Agreement for Standby Letter of Credit (the "Letter of Credit Application") completed to the satisfaction of Agent; and such other related certificates, documents and other papers and information as Agent may reasonably request.

              (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve months after such Letter of Credit's date of issuance and in no event later than five
(5) days prior to the last day of the Term. Each Letter of Credit Application and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereof and, to the extent not inconsistent therewith, the laws of the State of New York.

       2.17   REQUIREMENTS FOR ISSUANCE OF LETTERS OF CREDIT.

              (a) In connection with the issuance of any Letter of Credit, Borrowers shall indemnify, save and hold Agent and each Lender harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent or any Lender, and expenses and reasonable attorneys' fees incurred by Agent or any Lender arising out of, or in connection with, any Letter of Credit to be issued or created. Borrowers shall be bound by Agent's, any Lender's or any issuing bank's regulations and good faith interpretations of any Letter of Credit issued or created for any Borrower's account, although this interpretation may be different from Borrowers' own; and neither Agent, any Lender, the bank which opened the Letter of Credit, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following any Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for its own gross negligence or willful misconduct.

              (b) Greenwich on behalf of itself or any other Borrower shall authorize and direct any bank which issues a Letter of Credit to name such Borrower as the "Account Party" therein and to deliver to Agent all instruments, documents, and other writings and property received by the bank pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

              (c) Each Lender shall be deemed to have irrevocably purchased an undivided participation in Agent's credit support enhancement provided to the issuing bank of any Letter of Credit and each Revolving Advance made as a consequence of the issuance of a Letter of Credit and all disbursements thereunder in an amount equal to such Lender's applicable Commitment Percentage times the outstanding amount of the Letters of Credit and disbursements thereunder. In the event that at the time a disbursement is made the unpaid balance of Revolving Advances exceeds or would exceed, with the making of such disbursement, the lesser of the Maximum Loan Amount or the Formula Amount, and such disbursement is not reimbursed by Borrowers within two (2) Business Days, Agent shall promptly notify each Lender and upon Agent's demand each Lender shall pay to Agent such Lender's proportionate share of such unreimbursed disbursement together with such Lender's proportionate share of Agent's unreimbursed costs and expenses relating to such unreimbursed disbursement.
Upon receipt by Agent of a repayment from any Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by any of Lenders, Agent shall deliver to each of the subject Lenders that Lender's pro rata share of such repayment. Each Lender's participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the applicable Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

       2.18   DEFAULTING LENDER.

              (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or any Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a "Lender Default"), all rights and obligations hereunder of such Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.18 while such Lender Default remains in effect.

              (b) Advances shall be incurred PRO RATA from Lenders (the "Non-Defaulting Lenders") which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any PRO RATA share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender PRO RATA based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Commitment Percentage of all Advances then outstanding.

              (c) A Defaulting Lender shall not be entitled, during the continuance of such Lender Default, to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, solely for purposes of the definition of "Required Lenders" and
Section 14.2(b) hereof, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

              (d) Other than as expressly set forth in this Section 2.18, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.18 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

              (e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

              (f) If a Lender Default shall occur, any Lender or Lenders may commit to make Advances in an amount necessary to meet Borrowers' request. In such event, the Defaulting Lender's Commitment Percentage of the Advances shall be terminated and its Commitment Percentage of the Advances outstanding (prior to such additional Advances being made by the other Lender or Lenders) shall be repaid by the Borrowers provided Borrowers shall not be obligated to pay an early termination fee to such Defaulting Lender.


       III.  INTEREST AND FEES.

       3.1 INTEREST. Interest on Revolving Advances shall be payable in arrears on the last day of each month with respect to Domestic Rate Loans and, with respect to any Eurodollar Rate Loan, at the end of the Interest Period relating to such Eurodollar Rate Loan. Interest charges for Domestic Rate Loans shall be computed on the actual average of daily Revolving Advances outstanding during the month (the "Monthly Advances") at a rate per annum equal to the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate applicable to Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. Upon and after the declaration by Agent of an Event of Default, and during the continuation thereof, the Revolving Advances shall bear interest at the Revolving Interest Rate plus two (2%) percent per annum and fees on outstanding Letters of Credit shall be calculated at three and one-half (3.50%) percent (the "Default Rate").

       3.2    INTENTIONALLY OMITTED.

       3.3 UNUSED FACILITY FEE. On the first day of each calendar month commencing on the first day of the first month following the Effective Date, Borrowers shall pay to Agent an unused facility fee initially, a rate per annum equal to .3% of the average daily unused portion of the Maximum Loan Amount; PROVIDED, however, the unused facility fee shall be amended as provided below, commencing on the later to occur of (i) the last day of the third fiscal quarter after the Effective Date and (ii) March 31, 1997 and at the end of each fiscal quarter thereafter based upon the ratio of Funded Debt to EBITDA as reflected in the financial statements (x) delivered to Agent pursuant to Section 9.7 of this Agreement with respect to the first three (3) fiscal quarters of any fiscal year and (y) delivered to Agent pursuant to Section 9.8 of this Agreement with respect to the last fiscal quarter of any fiscal year:


Ratio of Indebtedness to EBITDA                             Unused Facility Fee
less than 3.0 to 1.0                                               0.200%
less than 3.50 and equal to or greater than 3.0 to 1.0             0.200%
less than 4.50 and equal to or greater than 3.50 to 1.0            0.300%
equal to or greater than 4.50 to 1.0                               0.375%

       The foregoing ratio shall be determined for Borrowers on a consolidated basis. Notwithstanding the foregoing, the unused facility fee shall not be reduced at such time as an Event of Default or Incipient Event of Default has occurred and is continuing but shall be reduced (if applicable) when such Event of Default or Incipient Event of Default has been cured or waived.

       3.4    LETTER OF CREDIT.

       Borrowers shall pay Agent (i) for the pro-rata benefit of Lenders for issuing or causing the issuance of a Letter of Credit, a fee computed at a rate per annum of one and one-half percent (1-1/2%) on the original face amount thereof ("Letter of Credit Fees"), (ii) Bank's other customary charges payable in connection with Letters of Credit, as in effect from time to time (which charges shall be furnished to Borrowers by Agent upon request). Such fees and charges shall be payable on the opening of each Letter of Credit, and thereafter on the last day of each month. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Bank's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

       3.5 COMPUTATION OF INTEREST AND FEES. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed; PROVIDED, HOWEVER, Advances bearing interest based on the Prime Rate shall be computed on the basis of a year of 365(6) days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall then be payable in respect of the period of such extension. The fees set forth in Sections 3.2, 3.3 and 3.4 shall, unless contrary instructions are received in writing by Agent from Greenwich, be charged to the respective loan accounts of each Borrower as follows: [25% to Greenwich's account, 10% to Turbine's account, __% to Engine Services, __% to GASI and __% to Components.

       3.6 MAXIMUM CHARGES. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Agent or any Lender has received interest and other charges hereunder in excess of the highest lawful rate applicable hereto, such excess interest shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess interest is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to the Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.


        IV.  COLLATERAL:  GENERAL TERMS

       4.1    ACKNOWLEDGEMENT AND GRANT OF SECURITY INTERESTS.

              (a) Each Borrower hereby acknowledges, confirms and agrees that Agent for the ratable benefit of Lenders has and shall continue to have a lien upon and security interest in all Collateral heretofore granted to BNYCC pursuant to the Existing Loan Agreement to secure the Obligations, and, to the extent not otherwise granted thereunder or under the Other Documents or otherwise granted to or held by BNYCC, Borrowers hereby pledge and assign to Agent for the ratable benefit of Lenders and grant to Agent for the ratable benefit of Lenders a continuing security interest in, all of the Collateral, wherever located, whether in any Borrower's possession or in the possession and control of a third party for any Borrower's or Agent's or any Lender's account. All of each Borrower's ledger sheets, files, records, books of account, business papers and documents relating to the Collateral shall, until delivered to or removed by Agent, be kept by such Borrower in trust for Agent for the ratable benefit of Lenders.

              (b) The liens and security interests of Agent for the ratable benefit of Lenders in the Collateral shall be deemed to be continuously perfected from the earliest date of the granting of such liens and security interests, whether hereunder, under the Other Documents, or under the Existing Loan Agreement.

       4.2 PERFECTION OF SECURITY INTEREST. Each Borrower shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and first priority of Agent's security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to (i) immediately discharging all Liens on Collateral other than Permitted Encumbrances, (ii) obtaining landlords' or mortgagees' lien waivers with respect to any premises leased or purchased by any Borrower after the Initial Closing Date, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may reasonably specify, and stamping or marking, in such manner as Agent may reasonably specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into custodial arrangements satisfactory to Agent, and
(v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest in the Collateral under the Uniform Commercial Code or other applicable law. All reasonable and necessary charges, expenses and fees that Agent may incur in doing any of the foregoing in the good faith exercise of its discretion, and any local taxes relating thereto, shall be charged to the applicable Borrower's account and added to the Obligations, or, at Agent's option, shall be paid to Agent immediately upon demand.

       4.3    DISPOSITION OF COLLATERAL.   Each Borrower will safeguard and
protect all Collateral for Agent's general account and make no disposition thereof whether by sale, lease or otherwise without Agent's prior written consent which shall not be unreasonably withheld or delayed, except that any Borrower may, without Agent's consent, sell Inventory in the ordinary course of business.

       4.4    PRESERVATION OF COLLATERAL.   Agent shall have, and is hereby
granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers' owned or leased
property   In addition to the rights and remedies set forth in Section 11.1 hereof, Agent may at any time following the occurrence and during the continuance of an Event of Default take such steps as Agent deems necessary to protect its security interest in and to preserve the Collateral including (a) the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) employing and maintaining at any of Borrowers' premises a custodian who shall have full authority to do all acts necessary to protect Agent's security interest in the Collateral; (c) leasing warehouse facilities to which Agent may move all or part of the Collateral; and
(d) subject to the provisions of the Intercreditor Agreement, using any of Borrowers' owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral. Each Borrower shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent's reasonable and necessary expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to the applicable Borrower's account as an Advance and added to the Obligations.

       4.5 OWNERSHIP OF COLLATERAL. With respect to the Collateral, at the time the Collateral became or becomes subject to the security interest granted pursuant to the Existing Loan Agreement or Section 4.1 hereof, as the case may be: (a) each Borrower shall be the sole owner of and fully authorized and able to transfer, pledge and/or grant a first security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens, Claims, Charges and encumbrances whatsoever; (b) each document and agreement executed by each Borrower or delivered to Agent or any Lender on behalf of each Borrower in connection with this Agreement shall be true and correct in all material respects as of the date thereof; (c) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (d) Borrowers' Inventory shall be located as set forth on EXHIBIT 4.5 and shall not be removed from such location(s) (except with respect to the sale of Inventory in the ordinary course of business) unless Agent shall have received thirty (30) days' prior written notice of such removal.

       4.6 DEFENSE OF AGENT'S INTERESTS. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's interests in the Collateral shall continue in full force and effect. During such period none of the Borrowers shall, without Agent's prior written consent, pledge, sell (except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a security interest in, Lien, Claim or Charge upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Except as respects Permitted Encumbrances, each Borrower shall defend Agent's interests in the Collateral against any and all Persons whatsoever. At any time following the declaration and during the continuance of an Event of Default hereunder, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral using all legally permitted methods in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, each Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent; PROVIDED, that any request by Agent shall be made in a commercially reasonable manner. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Following the occurrence and during the continuation of an Event of Default, each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order. If any of the foregoing shall, at any time, come into any Borrower's possession, they, and each of them, shall be held by such Borrower in trust as Agent's trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

       4.7 BOOKS AND RECORDS. Each Borrower (a) shall keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied.

       4.8 FINANCIAL DISCLOSURE. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the term of this Agreement to exhibit and deliver to Agent and each Lender copies of any of the Borrowers' financial statements, trial balances or other accounting records including work papers of any sort in the accountant's or auditor's possession, and to disclose to Agent and each Lender any information such accountants may have concerning the Borrowers' financial status and business operations. Each Borrower hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to the Borrowers, whether made by the Borrowers or otherwise; PROVIDED, HOWEVER, that Agent and each Lender will attempt to obtain such information or materials directly from the Borrowers prior to obtaining such information or materials from such accountants or governmental authorities. Any failure by the accountants or governmental authorities to comply with information requests of Agent or any Lender shall not be deemed an Event of Default hereunder unless such failure to comply is a result of instructions by any Borrower which are contrary to the provisions of this Section 4.8. Agent and each Lender shall exercise its rights hereunder in a commercially reasonable manner.

       4.9 COMPLIANCE WITH LAWS. Each Borrower shall in all material respects comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of such Borrower's business the non-compliance with which would have a material adverse effect on the Collateral, or the operations, business or condition (financial or otherwise) of such Borrower.
Any Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien or Charge which is or might be asserted with respect thereto (if applicable to the Collateral) is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent so as not to derogate from or against and so as to protect, Agent's lien on or security interest in the Collateral.

       4.10 INSPECTION OF PREMISES. At all reasonable times Agent or any Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from the Borrowers' books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrowers' business. Agent or any Lender may enter upon any of the Borrowers' premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrowers' business.

       4.11 INSURANCE. Borrowers shall bear the full risk from any loss of any nature whatsoever with respect to the Collateral. At its own cost and expense in amounts and with carriers acceptable to Agent (which acceptance shall not be unreasonably withheld), each Borrower shall (a) keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, including, without limitation, business interruption insurance and for such amounts, as is customary in the case of companies engaged in a business similar to such Borrower provided that such insurance shall be for at least [$____________] in the aggregate for all of the Borrowers; (b) maintain a bond in such amounts as is customary in the case of companies engaged in a business similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of any Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain product liability insurance against claims for personal injury, death or property damage suffered by others in an amount not less than the maximum amount which Borrowers are able to obtain; PROVIDED, that such insurance shall not be for an amount less than [$100,000,000?] in the aggregate for all of the Borrowers or more than [$250,000,000?] in the aggregate for all of the Borrowers; and PROVIDED, FURTHER, that Borrowers' inability to obtain insurance in an amount equal to [$250,000,000] in the aggregate for all Borrowers is due to market conditions and is not a result of Borrowers' actions or omissions; (d) maintain all such worker's compensation or similar insurance as may be required under the laws of each state or jurisdiction in which any Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (b) above and as an additional insured with respect to the insurance coverage referred to in clauses (c) and (d) above, and in either case providing (A) that all proceeds thereunder in respect of the Collateral shall be payable to Agent, (B) that no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days' prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrowers to make payment for such loss to Agent and not to the Borrowers and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to the Borrowers and Agent jointly, Agent may endorse any Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine; PROVIDED, HOWEVER, Agent shall remit to Borrowers any loss recoveries received by Agent with respect to Borrowers' insurance coverage referred to in clauses (c) and (d) above which are paid to Agent other than in its capacity as an additional insured under said policies. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency in the amount of insurance proceeds received when compared to the value of the Collateral the loss of which gave rise to such insurance proceeds shall be paid by the Borrowers to Agent, on demand. Anything hereinabove to the contrary notwithstanding (i) Agent shall permit each Borrower to adjust and compromise claims under insurance coverage provided that no Event of Default shall have been declared and be continuing and (ii) Agent shall promptly remit to Borrowers insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers' insurable Collateral to the extent such insurance proceeds do not exceed $2,000,000 per occurrence provided, (x) no Event of Default shall have been declared and be continuing, (y) Borrowers shall use such insurance proceeds to repair, replace or restore the insurable Collateral which was the subject of the insurable loss and for no other purpose and (z) Agent shall have obtained a perfected security interest in such repaired, replaced or restored Collateral. In the event the amount of insurance proceeds received by Agent for any occurrence as aforesaid exceeds [$750,000] and no Event of Default shall have been declared and be continuing, Agent shall place such proceeds in an interest-bearing account and such proceeds shall be remitted to Borrowers from time to time to the extent (a) Borrowers shall submit invoices to Agent with respect to the repair, replacement or restoration of the insurable Collateral which was the subject of the insurable loss, (b) Borrowers shall use such insurance proceeds to repair, replace or restore the insurable Collateral which was the subject of the insurable loss and for no other purpose, (c) the repair, replacement or restoration of the subject Collateral must be capable of being accomplished during the period of time in which any Borrower's business interruption insurance is in effect and (d) each Borrower shall have delivered to Agent a revised Business Plan in form and substance satisfactory to Agent evidencing such Borrower's ability to continue to operate its business in compliance with the provisions of Sections 6.5, 6.6 and 6.7 hereof and without the occurrence of any other Event of Default hereunder. Following the declaration and during the continuance of an Event of Default hereunder, Agent shall not be obligated to remit the insurance proceeds to Borrowers.

       4.12 FAILURE TO MAINTAIN INSURANCE. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent may obtain such insurance and pay the premium therefor for such Borrower's account, and charge such Borrower's account therefor and such expenses so paid shall be charged to such Borrower's account as an Advance and added to the Obligations.

       4.13 PAYMENT OF TAXES. Each Borrower will pay, before becoming delinquent, all taxes, assessments and other Charges or Claims lawfully levied or assessed upon such Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any governmental authority is or may be imposed on Agent or any Lender or, as a result of any transaction between Borrowers, any Agent and Lender, Agent or any Lender may be required to withhold or pay such a tax or, if any taxes, assessments, or other Charges remain unpaid after the delinquency date or if any Claim shall be made which, in Agent's opinion, may possibly create a valid Lien, Charge or Claim on the Collateral, Agent may, concurrently with giving notice to Borrowers, pay the taxes, assessments, Liens, Charges or Claims and each Borrower hereby indemnifies and holds Agent harmless in respect thereof except for gross (not mere) negligence or willful misconduct. The amount of any payment by Agent or any Lender under this Section 4.13 shall be charged to the applicable Borrower's account as an Advance and added to the Obligations and, until the applicable Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to any Borrower's credit and Agent shall retain its security interest in any and all Collateral held by Agent.

       4.14 PAYMENT OF LEASEHOLD OBLIGATIONS. Each Borrower shall at all times pay, before becoming delinquent, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent's request, will provide evidence of having done so.

       4.15   RECEIVABLES.

              (a) NATURE OF RECEIVABLES. Each of the Receivables shall be a bona fide and valid account representing a bona fide obligation of the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof and Eligible Unbilled Receivables do not have any invoices relating thereto) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Borrower, or work, labor or services theretofore rendered by such Borrower and as of the date each Receivable is created. Same shall be due and owing in accordance with each Borrower's standard terms of sale without dispute, setoff or counterclaim except, as may be stated on the accounts receivable schedules delivered by the Borrower to Agent.

              (b) SOLVENCY OF CUSTOMERS. To the best of each Borrower's knowledge, each Customer, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrowers who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables or has collateral from such Customer sufficient to cover such Receivables.

              (c) LOCATIONS OF BORROWER. Each Borrower's chief executive office is located at 4590 N.W. 36th Street, Building 23, Miami, Florida 33122. Until written notice is given to Agent by any Borrower of any other office at which it keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

              (d) COLLECTION OF RECEIVABLES. Until the Borrowers' authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence and during the continuance of an Event of Default), each Borrower will, at such Borrower's sole cost and expense, but on Agent's behalf and for the account of Agent, collect as Agent's property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with such Borrower's funds or use the same except to pay Obligations. Each Borrower shall, upon request, deliver to Agent in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

              (e) NOTIFICATION OF ASSIGNMENT OF RECEIVABLES. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to each Borrower's account and added to the Obligations.

              (f) POWER OF AGENT TO ACT ON EACH BORROWER'S BEHALF. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or the applicable Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or its designee as the Borrower's attorney with power (i) to endorse such Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's interest in the Collateral and to file same; (v) following the occurrence and during the continuance of an Event of Default, to demand payment of the Receivables; (vi) following the occurrence and during the continuance of an Event of Default, to enforce payment of the Receivables by legal proceedings or otherwise: (vii) following the occurrence and during the continuance of an Event of Default, to exercise all of each Borrower's rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) following the occurrence and during the continuance of an Event of Default, to settle, adjust, compromise, extend or renew the Receivables; (ix) following the occurrence and during the continuance of an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign each Borrower's name on a proof of claim in bankruptcy or similar document against any Customer if such Borrower has failed to do so no later than thirty (30) days prior to any bar date; (xi) to prepare, file and sign each Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables if such Borrower has failed to do so no later than thirty (30) days prior to the expiration of any applicable time period; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done willfully and maliciously or by gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the declaration and during the continuance of an Event of Default to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate.

              (g) NO LIABILITY. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom except for its own willful misconduct or gross (not mere) negligence. Following the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept, following the occurrence and during the continuance of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower's liability hereunder.

              (h) ESTABLISHMENT OF AN AGENCY ACCOUNT. All proceeds of Collateral shall, at the direction of Agent, be deposited by each Borrower into a separate agency account (collectively, "Agency Accounts") as Agent may require pursuant to an arrangement with such bank(s) (the "Depository Banks") as may be selected by each Borrower and be acceptable to Agent. The Depository Bank shall receive, in writing, irrevocable instructions directing the Depository Bank to transfer such funds so deposited to Agent by wire transfer to specified account(s) of Agent. All funds deposited in the Agency Accounts shall immediately become the property of Agent and each Borrower shall obtain the agreement by the Depository Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such Agency Account arrangements, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Each Borrower will maintain an operating account with a Depository Bank. In the event that any check(s) deposited in the Agency Accounts is returned unpaid, the amount thereof shall be charged by such Depository Bank to such operating account and, to the extent that funds are not available in the operating account, such Borrower shall be solely responsible for reimbursing the Depository Bank. Each Borrower shall issue, to the respective Depository Bank, an irrevocable letter of instruction directing such Depository Bank that, to the extent that such Borrower shall receive wire transfers representing proceeds of Collateral in such operating account, such funds shall be automatically and immediately transferred to the applicable Agency Account.

       4.16 INVENTORY. All Inventory produced by each Borrower has been, and will be produced, in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

       4.17 EXCULPATION OF LIABILITY. Except as set forth in Section 4.15(f) hereof, nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof except for its own gross (not mere) negligence or willful misconduct. Neither Agent nor any Lender does by anything herein or in any Other Document or in any assignment or otherwise, assume any of the Borrowers' obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof except for its own willful misconduct or gross (not mere) negligence.

       4.18   ENVIRONMENTAL MATTERS.

              (a) Each Borrower will maintain the Real Property in substantial compliance with all Environmental Laws and it will not place or suffer or permit to be placed any Hazardous Substances on the Real Property except as not prohibited by applicable law or appropriate governmental authorities and which are necessary for the operation of the commercial business of such Borrower or of its tenants.

              (b) Each Borrower will maintain its current system to assure and monitor continued compliance with all applicable Environmental Laws which system includes periodic reviews of such compliance.

              (c) Each Borrower will dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under any applicable Environmental Laws. Each Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by such Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

              (d) In the event any Borrower comes into possession of, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property or any other site used by such Borrower to dispose of Hazardous Substances (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property (or any other site used by such Borrower to dispose of Hazardous Substances), demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property (or any other site used by such Borrower to dispose of Hazardous Substances) or such Borrower's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any local, state or federal authority or agency with enforcement rights, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then such Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing non-privileged and non-confidential facts and circumstances of which such Borrower is aware giving rise to the

Hazardous Discharge or Environmental Complaint and shall forward copies of correspondence between the Borrower and the Authority regarding such claims to Agent until the claim is settled. Each Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that such Borrower is required to file under any Environmental Laws. Such information is to be provided to allow Agent to protect its security interest in the collateral assignment of Borrowers' lease interest in the Real Property and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

              (e) Each Borrower shall respond promptly to any Hazardous Discharge and within thirty (30) days of receipt of any Environmental Complaint and take all necessary action in order to comply with all applicable Environmental Laws and to avoid subjecting the Collateral or Real Property to any Lien relating to a failure to comply with Environmental Laws; PROVIDED, HOWEVER, if such compliance cannot reasonably be completed within such thirty
(30) day period, such Borrower shall commence such necessary action within such thirty (30) day period and shall thereafter diligently and expeditiously proceed to fully comply in all respects and in a timely fashion with all Environmental Laws. If any Borrower shall fail to respond promptly to any Hazardous Discharge or shall fail to respond within a reasonable period of time to any Environmental Complaint or any Borrower shall fail to diligently and expeditiously proceed to comply in a timely fashion with any of the requirements of any Environmental Laws, Agent, on behalf of Lenders, may, in its sole and absolute discretion, but without the obligation to do so, for the sole purpose of protecting Agent's interest in Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint in a commercially reasonable manner. All reasonable costs and expenses incurred by Agent or any Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, reasonable counsel and consultant fees and expenses, investigation and laboratory fees and expenses, and fines and penalties, together with interest thereon from the date expended at the Default Rate shall be paid upon demand by the applicable Borrower, and until paid shall be charged to the applicable Borrower's account as an Advance and added to the Obligations secured by the Liens created by the terms of this Agreement. Each Borrower shall execute and deliver, promptly upon request, such instruments as Agent may reasonably deem useful or necessary to permit Agent to take any such action, and such additional notes and mortgages, as Agent may require to secure all sums so advanced or paid by Agent or Lenders.

              (f) Each Borrower shall defend and indemnify Agent and Lenders and hold Agent and Lenders harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including reasonable attorney's fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws in relation to such Borrower or its Collateral or Real Property, including, without limitation, the assertion of any lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emanates from the Real Property or any contiguous real estate, except to the extent such loss, liability or damage is directly related to Agent or Lenders (i) placing any Hazardous Substance on the Real Property,
(ii) failing to properly dispose of Hazardous Waste, (iii) causing a Hazardous Discharge on the Real Property or (iv) failing to act in a commercially reasonable manner. Agent may, in the event it is dissatisfied, in the exercise of its reasonable judgment, with counsel employed by any Borrower, employ counsel separate from counsel employed by such Borrower in any such action and participate in the defense thereof, at the expense of such Borrower. The Borrowers' obligations and the indemnifications hereunder shall survive the termination of this Agreement.

              (g) If a Lien is filed against any Real Property by any governmental authority resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of any Borrower for which such Borrower is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Substance into the waters or onto land located within or without the state where the Real Property is located, then within thirty (30) days from the date such Borrower is first given notice that such Lien has been filed against the Real Property (or within such shorter period of time as may be specified by Agent if such governmental authority has commenced steps to cause the Real Property to be sold pursuant to such Lien) either (i) pay the claim and remove the Lien, or (ii) furnish a cash deposit, bond, or such other security with respect thereto as is satisfactory in all respects to Agent and is sufficient to effect a complete discharge of such Lien on the Real Property. If any Borrower fails to do either (i) or (ii) above in a timely manner, Agent and Lenders shall have the right, but not the obligation, to do so and all such costs or expenses incurred by Agent and Lenders in connection therewith, together with interest thereon from the date expended at the Default Rate shall be paid upon demand by such Borrower and until paid shall be added to the Obligations secured by the Liens created by the terms of this Agreement.

       V.  REPRESENTATIONS AND WARRANTIES

       Each Borrower represents and warrants as follows:

       5.1    AUTHORITY.   Each Borrower has full power, authority and legal
right to enter into this Agreement and the Other Documents and perform all Obligations hereunder and thereunder. The execution, delivery and performance hereof and of the Other Documents are within each Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of each Borrower's by-laws, certificate of incorporation or other applicable documents relating to each Borrower's formation or to the conduct of each Borrower's business or of any material agreement or undertaking to which any Borrower is a party or by which any Borrower is bound, and will not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Borrower under the provisions of any agreement, charter, instrument, by-law, or other instrument to which any Borrower is a party or by which it may be bound.

       5.2 FORMATION AND QUALIFICATION. Each Borrower is duly incorporated and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing in the states listed on EXHIBIT 5.2 which constitute all states in which qualification and good standing are necessary to conduct its business and own its property and where the failure to so qualify would have a material adverse effect on its business. Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

       5.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of each Borrower contained in this Agreement and the Other Documents shall be true at the time of such Borrower's execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by Agent and the parties thereto and the closing of the transactions described therein or related thereto. Any misrepresentation or breach of any representation or warranty whatsoever contained in this Agreement or the Other Documents shall be deemed material.

       5.4 TAX RETURNS. Greenwich's federal tax identification number is 58-1758941, Turbine's federal tax identification number is 06-1391887, GTI's federal tax identification number is 06-1419037, Service's federal tax identification number is 65-0666006, Components' federal tax identification number is 65-0666009, and GASI's federal tax identification number is 65-0666004. Each Borrower has filed or has caused to be filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Except for the consolidated tax return of GCL for the fiscal years ended ____________ ___, 199___ and __________ ____, 199__, which Greenwich believes will be audited, the Borrowers have been examined and reported upon by the appropriate taxing authority and have been closed by applicable statute and satisfied for each fiscal year prior to and including the fiscal year ending _____________ ___, 199___. To the best of each Borrower's knowledge, the provision for taxes on the books of Borrowers are adequate for all years not closed by applicable statutes, and for its current fiscal year, and none of the Borrowers has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

       5.5    FINANCIAL STATEMENTS.

              (a) The pro forma balance sheet of Borrowers on a combined basis (the "Pro Forma Balance Sheet") furnished to Agent on the Effective Date reflects the consummation of the transactions contemplated by the Purchase Agreement, the Indenture and under this Agreement (the "Transactions") and is accurate, complete and correct and fairly reflects the financial condition of Borrowers as of the Effective Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet of Borrowers on a combined basis has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Greenwich. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

              (b) The combined audited balance sheet of Greenwich and its Subsidiaries as of March 31, 1996, and the related statements of income, changes in stockholders' equity, and changes in financial position for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Lender, have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Greenwich and its Subsidiaries at such date and the results of their operations for such
period.   Since March 31, 1996, there has been no change in the consolidated condition, financial or otherwise, of Greenwich as shown on the balance sheet as of such date except changes in the ordinary course of business, which changes have not (in the aggregate) been materially adverse.

              (c) The twelve-month cash flow projections of the Borrowers on a consolidated and consolidating basis and their projected balance sheets as of the Effective Date, copies of which are annexed hereto as EXHIBIT 5.5(c) (the "Projections"), were prepared by the Chief Financial Officer of Greenwich, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrowers' judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow projections together with the Pro Forma Balance Sheet, are collectively referred to as the "Pro Forma Financial Statements".

              (d) The combined audited balance sheet of Aviall and its Subsidiaries as of December 31, 1995, and the related statements of income, changes in stockholders' equity, and changes in financial position for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Lender, have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur) and presents fairly the financial position of Aviall and its Subsidiaries at such date and the
results of their operations for such period.   The combined financial statements
of Aviall or its Subsidiaries for the fiscal period ending March 31, 1996, previously delivered to Agent, were prepared in accordance with GAAP, consistently applied and present fairly the financial position of Aviall and its Subsidiaries subject to normal year-end adjustments at such date and the results of its operations for such period. Since March 31, 1996, there has been no change in the consolidated condition, financial or otherwise, of Aviall and its Subsidiaries as shown on the balance sheet as of such date except changes in the ordinary course of business, which changes have not (in the aggregate) been materially adverse.

       5.6 CORPORATE NAME. Except for Batch-Air, Inc , a Delaware corporation and Batch-Air Universal, Inc., a Florida corporation, Greenwich has not been known by any other corporate name in the past five years and does not
sell Inventory under any other name.   Except for Gas Turbine Corporation, a
division of Chromalloy Gas Turbine Corporation and GTC East Granby Corp., Turbine has not been known by any other corporate name in the past five years and does not sell Inventory under any other name. GTI, Components, Engine Services and GASI have not been known by any other corporate name in the past five years and except for the "CEF Division" do not sell Inventory under any other names.

       5.7    O.S.H.A. AND ENVIRONMENTAL COMPLIANCE.

              (a) Each Borrower has substantially complied with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; and there are no outstanding citations, notices or orders of substantial non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

              (b) Each Borrower has been issued all required material federal, state and local licenses, certificates or permits relating to, and each Borrower and its facilities, businesses, assets, property, leaseholds and equipment are in compliance in all material respects with, all applicable Environmental Laws.

              ABL    (i) There are no material releases, spills, discharges,
leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property or any premises leased by any Borrower; (ii) except as set forth on EXHIBIT 5.7, there are no underground storage tanks or known polychlorinated biphenyls on the Real Property or any premises leased by any Borrower; (iii) to the best knowledge of Borrowers, neither the Real Property nor any premises leased by any Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) to the best knowledge of Borrowers, no Hazardous Substances are present on the Real Property or any premises leased by any Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

       5.8    SOLVENCY; NO LITIGATION, VIOLATION, INDEBTEDNESS OR DEFAULT.

              (a) After giving effect to the Transactions, each Borrower will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Effective Date, the fair present saleable value of its assets, calculated on a going concern basis, was in excess of the amount of its liabilities and (ii) subsequent to the Effective Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

              (b) Except as disclosed in EXHIBIT 5.8(b), no Borrower has (i) pending or threatened litigation, actions or proceedings which involve the possibility of materially and adversely affecting Borrowers' business, assets, operations, condition or prospects, financial or otherwise, taken as a whole, or the Collateral, or the ability of any Borrower to perform its obligations under this Agreement, and (ii) any liabilities or Indebtedness for borrowed money other than the Obligations.

              (c) No Borrower is in violation of any applicable statute, regulation or ordinance in any respect materially and adversely affecting the Collateral or Borrowers' business, assets, operations or condition or prospects, financial or otherwise, taken as a whole, nor is any Borrower in violation of any order of any court, governmental authority or arbitration board or tribunal.

              (d) Borrowers have received no notice that they are not in full compliance in all material respects with any of the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or its regulations and, (i) they have not engaged in any Prohibited Transactions as defined in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code as amended,
(ii) they have met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (iii) they have no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan, (iv) there exists no event described in Section 4043 of ERISA, excluding subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) days notice period contained in 12 CFR Section 26153 has not been waived, (v) they do not have any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its employees or former employees, and (vi) they have not withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multi-Employer Pension Plan Amendments Act of 1980. As of the Initial Closing Date and the Effective Date, Borrowers do not maintain any benefit plans or welfare plans subject to ERISA.

       5.9 PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES. All patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, trade names, trade secrets and licenses owned or utilized by any Borrower are set forth on EXHIBIT 5.9, are valid, and have been duly registered or filed with all appropriate governmental authorities; there is no objection to or pending challenge to the validity of any such material patent, trademark, copyright, trade name, trade secret or license and Borrowers are not aware of any grounds for any challenge, except as set forth in EXHIBIT 5.9 hereto.

       5.10 LICENSES AND PERMITS. Except as set forth in EXHIBIT 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits would have a material adverse effect on Borrowers' business, properties, condition (financial or otherwise) or operations, present or prospective, taken as a whole.

       5.11 DEFAULT OF INDEBTEDNESS. No Borrower is in default in the payment of the principal of or interest on any Indebtedness (excluding trade payables not subject to written settlements) or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

       5.12 NO DEFAULT. To the best of each Borrower's knowledge and except as set forth on EXHIBIT 5.12 hereof, no Borrower is in default in the payment or performance of any of its contractual obligations and no Incipient Event of Default has occurred.

       5.13 NO BURDENSOME RESTRICTIONS. No Borrower is party to any contract or agreement the performance of which would materially and adversely restrict Borrowers' business, assets, operations, condition or prospects (financial or otherwise) and no Borrower has agreed or consented to cause or permit in the future


                                       61-

(upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

       5.14 NO LABOR DISPUTES. No Borrower is involved in any material labor dispute; there are no strikes or walkouts or union organization of any of Borrowers' employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on EXHIBIT 5.14 hereto.

       5.15 MARGIN REGULATIONS. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or Regulation G of the Board of Governors of the Federal Reserve System as now and
from time to time hereafter in effect.   No part of the proceeds of any Advance
will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

       5.16 INVESTMENT COMPANY ACT. No Borrower is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

       5.17 DISCLOSURE. No representation or warranty made by any Borrower in this Agreement, in the Acquisition Agreement or in the Purchase Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading in any material respect. There is no fact known to any Borrower or which reasonably should be known to any Borrower which it has not disclosed to Agent in writing with respect to the Transactions which materially and adversely affects the condition (financial or otherwise), results of operations, business, or assets of the Borrowers in any material respect.

       5.18 SWAPS. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

       5.19 OTHER LOAN DOCUMENTS. None of the CIT Loan Documents, Turbine Term Loan Documents or World Loan Documents have been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

       5.20 DELIVERY OF PURCHASE AGREEMENT. Agent has received complete copies of the Purchase Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

       VI.  AFFIRMATIVE COVENANTS.

       Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

       6.1    PAYMENT OF FEES.   Pay to Agent on demand all usual and customary
fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Agency Account as provided for in Section 4.15(h). Agent may, without making demand, charge the account of the applicable Borrower for all such fees and expenses as an Advance and such amount shall be added to the Obligations.

       6.2 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE AND ASSETS. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of without violation of the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, trade names, trade secrets and trademarks; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States of America or any political subdivision thereof.

       6.3    VIOLATIONS.   Promptly notify Agent in writing of any violation of
any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to any Borrower which may materially adversely affect the Collateral or the Borrowers' business, assets, operations, condition or prospects (financial or otherwise).

       6.4 GOVERNMENT RECEIVABLES. Take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent, appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them and notify Agent of the existence of such Receivables to the extent required pursuant to
Section 9.6 hereof.

       6.5 FIXED CHARGE COVERAGE RATIO. Cause to be maintained as of the end of each fiscal quarter with respect to the four (4) fiscal quarters then ended a Fixed Charge Coverage Ratio equal to or greater than 1.2 to 1.0:

       6.6 FUNDED DEBT TO EBITDA. Cause the ratio of Funded Debt to EBITDA at the end of each fiscal quarter with respect to the four (4) fiscal quarters then ended to be not greater than the ratio shown below opposite the date corresponding thereto:

              Quarter Ended                      Ratio
              -------------                      -----

              September 30, 1996(1)              5.0 to 1.0
              December 31, 19961(1)              5.0 to 1.0
              March 31, 1997                     5.0 to 1.0
              June 30, 1997                      5.0 to 1.0
              September 30, 1997                 4.75 to 1.0
              December 31, 1997                  4.75 to 1.0
              March 31, 1998                     4.75 to 1.0
              June 30, 1998                      4.75 to 1.0
              September 30, 1998                 4.75 to 1.0
              December 31, 1998                  4.75 to 1.0
              March 31, 1999                     4.75 to 1.0
              June 30, 1999                      4.75 to 1.0
              September 30, 1999                 4.5 to 1.0
              December 31, 1999                  4.5 to 1.0
              March 31, 2000                     4.5 to 1.0
              June 30, 2000                      4.5 to 1.0
              September 30, 2000                 4.0 to 1.0
              December 31, 2000                  4.0 to 1.0
              March 31, 2001                     4.0 to 1.0

       6.7 TANGIBLE NET WORTH. Cause to be maintained, Tangible Net Worth [plus the aggregate outstanding principal amount of Subordinated Debentures] in an aggregate amount not less than the amount shown below opposite the date corresponding thereto:

              Quarter Ended                      Amount
              -------------                      ------

              September 30, 1996                 $ 80,000,000
              December 31, 1996                  $ 80,000,000
              March 31, 1997                     $ 80,000,000
              June 30, 1997                      $ 80,000,000
              September 30, 1997                 $ 95,000,000
              December 31, 1997                  $ 95,000,000
              March 31, 1998                     $ 95,000,000
              June 30, 1998                      $ 95,000,000
              September 30, 1998                 $110,000,000

- ---------------
       (1) For September 30, 1996 such calculation is with respect to the two
(2) fiscal quarters then ended and for December 31, 1996 such calculation is with respect to the three (3) fiscal quarters then ended.

              December 31, 1998                  $110,000,000
              March 31, 1999                     $110,000,000
              June 30, 1999                      $110,000,000
              September 30, 1999                 $125,000,000
              December 31, 1999                  $125,000,000
              March 31, 2000                     $125,000,000
              June 30, 2000                      $125,000,000
              September 30, 2000                 $140,000,000
              December 31, 2000                  $140,000,000
              March 31, 2001                     $140,000,000

       6.8 HEDGING AGREEMENTS; INTEREST RATE PROTECTION. Within ninety (90) days of the Effective Date, enter into Rate Swap Agreements with respect to at least ___% of the outstanding Advances [and Hedging Agreements with respect to at least __% of the outstanding Advances], each on terms and conditions satisfactory to Agent.

       6.9 EXECUTION OF SUPPLEMENTAL INSTRUMENTS. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

       6.10 PAYMENT OF INDEBTEDNESS. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrowers shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

       6.11 STANDARDS OF FINANCIAL STATEMENTS. Cause all statements referred to in Sections 9.7, 9.8, 9.11 and 9.12 to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and as to those to which GAAP is applicable in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

       6.12 EXERCISE OF RIGHTS. Enforce all of its rights and pursue all remedies available to it with diligence and in good faith, consistent with reasonable business judgment, or at the reasonable request of Agent in connection with the enforcement of (x) any rights it may have against any of its Customers as a processor's, repairman's or mechanic's lienor, and (y) all of its rights under the Acquisition Agreement and the Purchase Agreement. Agent shall not exercise its rights under the Collateral Assignment made as of April 21, 1994 by Greenwich and Turbine in favor of Agent unless an Event of Default has occurred and is continuing.

       6.13 INVENTORY COMPOSITION. Maintain, at all times, a composition of its Inventory (valued on a book value basis) in the following proportions:

              (a) "new" Inventory shall be at least twenty-five percent (25%) of total Inventory;

              (b) "new", "serviceable" and "overhauled" Inventory shall be at least forty-five percent (45%) of total Inventory; and

              (c) "repairable" Inventory shall not exceed twenty percent (20%) of total Inventory.

For the purposes hereof and in accordance with FAA regulations, "new" Inventory shall mean Inventory which has never been used and is immediately usable, "serviceable" or "overhauled" Inventory shall mean Inventory which is in a condition which allows it to be returned immediately to operational status and "repairable" Inventory shall mean Inventory which is in a condition which requires repair prior to being returned to operational status and is usable if repaired.

       6.14 INTERIM BALANCE SHEET. Furnish Agent, within thirty (30) days of the Effective Date, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis as at ______________ ___, 199___. Such balance sheet shall be accurate, complete and correct and fairly reflect the financial condition of Borrowers as of such date and shall have been prepared in accordance with GAAP, subject to non-material audit adjustments and the absence of the full footnote disclosures.


       VII.  NEGATIVE COVENANTS.

       No Borrower shall, without Agent's and Required Lenders' prior written approval (which approval will not be unreasonably withheld), until satisfaction in full of the Obligations and termination of this Agreement:

       7.1    MERGER, CONSOLIDATION, ACQUISITION AND SALE OF Assets.

              (a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it; PROVIDED, THAT any Subsidiary of Greenwich (other than Caledonian) may merge with and into Greenwich at any time without Agent's consent.

              (b) Sell, lease, transfer or otherwise dispose of any of the Collateral, except in the ordinary course of its business or as permitted by
Section 4.3 hereof.

       7.2 CREATION OF LIENS. Create or suffer to exist any Lien, Charge, Claim or transfer upon or against any of their respective assets and properties Collateral now owned or hereafter acquired, except Permitted Encumbrances.

       7.3 GUARANTEES. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on EXHIBIT 7.3, (b) other guarantees made in the ordinary course of business up to an aggregate amount of $500,000 at any one time outstanding, (c) the endorsement of checks in the ordinary course of business, (d) guaranties by ____________ of the Senior Notes and (e) the guaranty by Greenwich of Caledonian's obligations to the Royal Bank of Scotland pursuant to [described Overdraft Agreement] as in effective on Effective Date.

       7.4 INVESTMENTS. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-l or P-l (or the equivalent rating), (c) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if
(i) such bank has a combined capital and surplus of at least $500,000,000, or
(ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, and (e) as permitted by Section 7.12(a) hereof.

       7.5 LOANS. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate except
(a) loans to employees in an amount not to exceed $150,000 individually and $600,000 in the aggregate outstanding at any one time, (b) loans to other Borrowers in an aggregate amount not to exceed [$10,000,000] outstanding at any time so long as after giving effect to such loan, no Event of Default has occurred and is continuing and aggregate Undrawn Availability is at least $______________, and (c) with respect to the extension of commercial trade credit in connection with the sale of Inventory or rendition of services in the ordinary course of its business.

       7.6 CAPITAL EXPENDITURES. Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including Capitalized Leases) in any fiscal year in an amount in excess of the amounts shown below opposite the fiscal years corresponding thereto:

              Fiscal Year Ended                  Amount
              -----------------                  ------

              March 31, 1997                     $ 7,500,000
              March 31, 1998                     $ 7,500,000
              March 31, 1999                     $ 7,500,000
              March 31, 2000                     $10,000,000
              March 31, 2001                     $10,000,000

       7.7 DIVIDENDS. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Borrower except that so long as (a) a notice of termination with regard to this Agreement shall not be outstanding, (b) no Event of Default or Incipient Event of Default shall have occurred prior to and after giving effect to such payment, (c) solely with respect to (ii) below, Borrowers shall be in compliance with Section 6.5 hereof (computed as if the dividend has been paid as of the end of the immediately preceding fiscal quarter), (d) after giving effect to such dividend, aggregate Undrawn Availability is at least $___________ and
(e) the purpose for such dividend shall be set forth in writing to Agent at least five (5) days prior to such dividend and such dividend shall in fact be used for such purpose (i) any Borrower other than Greenwich shall be permitted to pay dividends and distributions to Greenwich and (ii) Greenwich shall be permitted to pay dividends on its shares of common stock to common stock shareholders in the aggregate amount of dividends paid during any fiscal year does not exceed $2,000,000.

       7.8 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) of Borrower except in respect of (i) Indebtedness to Lenders, (ii) Indebtedness incurred for capital expenditures permitted under Section 7.6 hereof, (iii) Indebtedness to CIT and World pursuant to the CIT Loan Documents and World Loan Documents, as the case may be, as in effect on the Effective Date, (iv) the Subordinated Debentures and the Senior Notes, (v) Indebtedness secured by Turbine's Real Property located in East Granby, CT, in an amount not greater than $____________ subject to receipt by Agent of a Mortgagee Waiver in form and substance satisfactory to Agent in its reasonable discretion, (vi) the Turbine Term Loan, and (vii) other Indebtedness in an amount not greater than $__________, in the aggregate, which is unsecured and subordinated on terms and provisions satisfactory to Required Lenders (including, without limitation, no amortization of principal at any time, no payment of interest following the occurrence and during the continuance of an Event of Default and no right to accelerate such Indebtedness in the absence of acceleration by Agent); provided, that, with respect to Indebtedness contemplated by subclause (vii) hereof (x) prior to and after giving effect to the incurrence of such Indebtedness no Event of Default or Incipient Event of Default shall have occurred, (y) Borrowers shall be in compliance with Sections 6.5, 6.6 and 6.7 and (z) Borrowers shall have provided Lender with a revised Business Plan allowing a continued ability by Borrowers to be in compliance with all financial covenants for the balance of the Term.

       7.9 NATURE OF BUSINESS. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business in the ordinary course as presently conducted.

       7.10 TRANSACTIONS WITH AFFILIATES. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions under the World Loan Documents, transactions between the Borrowers as expressly permitted elsewhere in this Agreement and other transactions in the ordinary course of business, on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate, each of which transactions are disclosed to Agent on a certificate delivered with each monthly financial statement delivered pursuant to Section 9.8 hereof.

       7.11 LEASES. Enter as lessee into any new lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all newly leased property would exceed [$5,000,000] in any one fiscal year.

       7.12   SUBSIDIARIES.

              (a) Form any Subsidiary on or after the date hereof unless (i) such Subsidiary expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder and under any other agreement between Borrowers and Lenders and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

              (b) Enter into any partnership, joint venture or similar arrangement.

       7.13 FISCAL YEAR AND ACCOUNTING CHANGES. Change its fiscal year from September 30 or make any change in accounting practices which is not disclosed to Agent prior to the inception thereof except (i) in accounting treatment and reporting practices as required by GAAP or (ii) in tax reporting treatment as required by law.

       7.14 PREPAYMENT OF INDEBTEDNESS. Except as expressly contemplated by the CIT Loan Documents as in effect on the Effective Date, at any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.

       7.15 PLEDGE OF CREDIT. Not now or hereafter pledge Agent's or any Lender's credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than each Borrower's business substantially as conducted on the date of this Agreement.

        VIII.  CONDITIONS PRECEDENT

       8.1 CONDITIONS TO EFFECTIVENESS. Neither Agent nor any Lender will be obligated to modify as set forth herein the terms of the Existing Loan Agreement or make any Advances hereunder unless the following conditions precedent have been satisfied:

              (a) NOTES. Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;

              (b) FILINGS, REGISTRATIONS AND RECORDINGS. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence reasonably satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

              (c) PROCEEDINGS OF THE BORROWERS. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors or the General Partner of each Borrower, as applicable, authorizing (i) the execution, delivery and performance of this Agreement, the Notes and any related agreements (collectively the "Documents") and (ii) the granting by each Borrower of the security interests in and liens upon its respective portion of the Collateral in each case certified by the Secretary, an Assistant Secretary or the general partners, as applicable, of such Borrower as of the Effective Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

              (d) LEGAL OPINIONS. Agent shall have received the executed legal opinions of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, and [Borrowers' UK counsel] in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement as may be reasonably requested by Agent;

              (e) NO LITIGATION. (i) No litigation, investigation or proceeding before or by any arbitrator or governmental authority shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower other than as set forth on EXHIBIT 5.8(b) hereto (A) in connection with the Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which if adversely determined, would, in the reasonable opinion of Agent, have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrowers; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to the Borrowers or the conduct of their business or inconsistent with the due consummation of the Transactions shall have been issued by any governmental authority;

              (f) SENIOR NOTES. Agent shall have received final executed copies of the Senior Notes which shall contain such terms and provisions satisfactory to Agent;

              (g) PLEDGE AGREEMENTS AND OTHER DOCUMENTS. Agent shall have received (i) the executed Pledge Agreement and (ii) the executed Other Documents, all in form and substance satisfactory to Agent;

              (h) FEES. Agent shall have received all fees payable to Agent and Lenders on or prior to the Effective Date pursuant to Article III hereof;

              (i) MATERIAL ADVERSE CHANGE. There shall have been (i) no material adverse change in, and there shall have occurred no development (including, without limitation, damage, destruction or depreciation of the Collateral) substantially likely to have a material adverse effect on, the business, operations, prospects, properties (including, without limitation, intangible properties), assets or financial or other conditions of the Borrowers taken as a whole, and (ii) no occurrence or event subsequent to _____________ ___, 199___ which shall have a material adverse effect on the rights and remedies of Agent or any Lender or on the ability of any Borrower to perform the Obligations;

              (j) REPRESENTATIONS AND WARRANTIES; COVENANTS; EVENTS. The Borrowers' representations and warranties contained in this Agreement and the Other Documents shall be true and correct as of the Effective Date; Greenwich, Turbine and GTI shall have performed and complied with all covenants, agreements and conditions contained in the Existing Loan Agreement, herein and in the Other Documents which are required to have been performed or complied with by Greenwich, Turbine and GTI on or before the Effective Date; and there shall exist no Incipient Event of Default or Event of Default in existence on the Effective Date.

              (k) INCUMBENCY CERTIFICATES OF THE BORROWERS. Agent shall have received a certificate of the Secretary, Assistant Secretary or general partners of each Borrower, dated the Effective Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary, Assistant Secretary or general partners;

              (l) CERTIFICATES. Agent shall have received a copy of the Articles or Certificate of Incorporation of each Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of each Borrower and all agreements among shareholders of each Borrower's shareholders certified as accurate and complete by the Secretary of each Borrower or certified copy of each Borrower's Partnership Agreement, as applicable;

              (m) GOOD STANDING CERTIFICATES. Agent shall have received good standing certificates for each Borrower dated not more than thirty (30) days prior to the Effective Date, issued by the Secretary of State or other appropriate official of each Borrower's jurisdiction of incorporation or formation and each jurisdiction where the conduct of each Borrower's business activities or the ownership of its properties necessitates qualification;

              (n) FINANCIAL CONDITION CERTIFICATES. Agent shall have received executed Officer's Certificates substantially in the form of EXHIBIT 8.1(n);

              (o) COLLATERAL EXAMINATION. Agent shall have completed Collateral examinations and its closing audit and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables and Inventory of each Borrower and all books and records in connection therewith;

              (p) PRO FORMA FINANCIAL STATEMENTS. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;

              (q) UNDRAWN AVAILABILITY. After giving effect to the initial Advances hereunder, Borrowers on a consolidated basis shall have Undrawn Availability of at least $25,000,000;

              (r) INSURANCE. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrowers' casualty insurance policies, together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrowers' liability insurance policies, together with endorsements naming Agent as a co-insured or additional insured;

              (s) PAYMENT INSTRUCTIONS. Agent shall have received written instructions from Borrowers directing the application of proceeds of the initial Advances made pursuant to this Agreement;

              (t) BLOCKED ACCOUNTS. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

              (u) CONSENTS. Agent shall have received any and all consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary including, without limitation, CIT and Continental;

              (v) LEASEHOLD AGREEMENTS. Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrowers at which Inventory is located;

              (w) SENIOR NOTES. Borrowers shall have received at least $___________ from the sale of the Senior Notes;

              (x) CONTRACT REVIEW. Agent shall have reviewed all material contracts of the Borrowers including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

              (y) CLOSING CERTIFICATE. Agent shall have received a closing certificate signed on behalf of Borrowers by the Chief Financial Officer of each Borrower dated as of the Effective Date, stating that (i) all representations and warranties set forth in this Agreement and the other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Incipient Event of Default or Event of Default has occurred or is continuing;

              (z) BORROWING BASE. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Effective Date;

              (aa) OTHER AGREEMENTS. Agent shall have received final executed copies of the Purchase Agreement and all related agreements, documents and instruments as in effect on the Effective Date and the transactions contemplated by such documentation shall be consummated concurrently with the making of the initial Advances;

              (ab) EQUITY OFFERING. Borrowers shall have received at least $50,000,000 from a public equity offering and/or shall deliver common stock [of _______] to the Seller under the Purchase Agreement with an aggregate [market value] of at least $50,000,000;

              (ac) ENVIRONMENTAL REPORTS. Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all real property owned or leased by Borrower;

              (ad) PAYMENT INSTRUCTIONS. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

              (ae) OTHER. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby, shall be reasonably satisfactory in form and substance Agent and its counsel; and

              (af) PURCHASE AGREEMENT. Agent shall have received final executed copies of the Purchase Agreement and all related agreements, documents and instruments as in effect on the Effective Date which shall be in form and substance satisfactory to Agent and Lenders and Borrowers' rights thereunder, but not its obligations, shall have been collaterally assigned to Agent for the benefit of Lenders. The transactions contemplated by such documentation shall be consummated prior to the Effective Date.

       8.2 CONDITIONS TO EACH ADVANCE. The agreement of Lenders to make any Advance requested to be made on any date is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

              (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by each Borrower in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

              (b) NO DEFAULT. No Event of Default or Incipient Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made on such date; PROVIDED, HOWEVER, that Agent, in its sole discretion, unless otherwise directed by Required Lenders, may continue to make Advances notwithstanding the existence of an Event of Default or Incipient Event of Default; and

              (c) MAXIMUM ADVANCES. In the case of any Advances requested to be made, after giving effect thereto, the aggregate outstanding Advances shall not exceed the maximum Advances permitted under Article II hereof.

Each request for an Advance by Greenwich on behalf of Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Advance that the conditions contained in this Section 8.2 shall have been satisfied.

       IX.  INFORMATION AS TO BORROWERS.

       Each Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

       9.1 DISCLOSURE OF MATERIAL MATTERS. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, the reclamation or repossession of, or the return of, a material amount of goods or material claims or disputes asserted by any Customer or other obligor. No Borrower will, without Agent's consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of such Borrower.

       9.2 SCHEDULES. Deliver to Agent, daily, its daily sales register. Also, each Borrower shall deliver to Agent on or before the fifteenth (15th) day of each month as and for the prior month (a) monthly accounts receivable agings and (b) accounts payable schedules. Each Borrower will also deliver to Agent on or before the twenty-fifth (25th) day of each month as and for the prior month a report of Inventory. ___________ will deliver to Agent on or before the twenty-fifth (25th) day of each month a reconciliation of Eligible Unbilled Receivables as of the beginning and the end of the prior month. Further, each Borrower shall deliver to Agent on or before the twenty-fifth (25th) day of each month a Borrowing Base Certificate in the form annexed hereto as EXHIBIT 9.2. In addition, each Borrower will deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules, (ii) copies of Customers' invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by the Borrowers and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and the Borrowers' failure to deliver any of such items to Agent shall not affect, terminate, modify, derogate from or otherwise limit Agent's lien on or security interest in the Collateral.

       9.3 ENVIRONMENTAL REPORTS. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7, a certificate of each Borrower signed on its behalf by its President stating, to the best of his knowledge, that such Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

       9.4 LITIGATION. Promptly notify Agent in writing of any litigation affecting the Borrowers, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which may materially and adversely affect the Collateral or Borrowers' business, assets, operations, condition or prospects (financial or otherwise) taken as a whole.

       9.5 OCCURRENCE OF DEFAULTS, ETC. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Incipient Event of Default;
(b) any default or event of default under the CIT Loan Documents; (c) any default or event of default under the Subordinated Debentures or Senior Notes;
(d) any event, development or circumstance whereby any financial statements or other reports furnished by such Borrower to Agent fail in any material respect to present fairly, in accordance, where applicable, with GAAP consistently applied, the financial condition or operating results of the Borrowers on a consolidated and consolidating basis as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Internal Revenue Code, could subject any Borrower to a tax imposed by
Section 4971 of the Internal Revenue Code; (f) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of any Borrower which might reasonably be expected to be materially adverse to such Borrower; in each case describing the nature thereof and the action such Borrower proposes to take with respect thereto.

       9.6 GOVERNMENT RECEIVABLES. Notify Agent promptly if any of its Receivables in excess of $50,000 arise out of contracts between any Borrower and the United States, any State, or any department, agency or instrumentality of any of them.

       9.7 ANNUAL FINANCIAL STATEMENTS. Furnish Agent within one hundred five (105) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidated and consolidating basis including, but not limited to, statements of income and stockholders' equity and changes in financial position from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon (as respects the consolidated statements) without qualification by an independent certified public accounting firm selected by Borrowers and reasonably satisfactory to Agent (the "Accountants"). The report of such accounting firm shall be accompanied by a statement of such accounting firm certifying that in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such default, and such report shall contain or have appended thereto calculations which set forth the Borrowers' compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 7.6 and 7.11.
In addition, if there has been a change in GAAP during such fiscal year which affects the calculations referred to in Sections 6.5, 6.6, 6.7, 7.6 and/or 7.11, the Accountants shall prepare two (2) sets of calculations referred to in Sections 6.5, 6.6, 6.7, 7.6 and/or 7.11, one (1) set prepared in accordance with GAAP as in effect on the Effective Date and one (1) set prepared in accordance with GAAP as in effect as of the date of preparation.

       9.8    MONTHLY FINANCIAL STATEMENTS.  Furnish Agent within twenty-five
(25) days after the end of each month, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and an unaudited statement of income and stockholders' equity on a consolidated and consolidating basis and changes in financial position of Borrowers reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month and comparing Borrowers' performance during such month with the Business Plan for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year-end adjustments. In addition, if there has been a change in GAAP during any fiscal quarter which affects the calculations referred to in Sections 6.5, 6.6, 6.7, 7.6 and/or 7.11, Borrowers shall prepare two (2) sets of calculations referred to in Sections 6.5, 6.6, 6.7, 7.6 and/or 7.11, one (1) set prepared in accordance with GAAP as in effect on the Effective Date and one (1) set prepared in accordance with GAAP as in effect as of the date of preparation. At the end of each calendar quarter, the reports shall be accompanied by a certificate of each Borrower, signed on its behalf by its President and/or Chief Financial Officer, which shall state whether an Event of Default as specified in Article X hereof or an Incipient Event of Default has occurred.

       9.9 OTHER REPORTS. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of (a) such financial statements, reports and returns as any Borrower shall send to its stockholders in their capacity as stockholders and (b) any management letter received by any Borrower from its independent certified public accountants.

       9.10 ADDITIONAL INFORMATION. Furnish Agent with additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by Borrowers including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews that have been previously obtained by Borrowers or obtained pursuant to Section 4.18 hereof, (b) at least thirty (30) days prior thereto, of any Borrower's opening of any new office or place of business or any Borrower's closing of any existing office or place of business, (c) promptly upon any Borrower's learning thereof, notice of any labor dispute to which such Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound and (d) evidence of the payment of its rental obligations with respect to the Real Property.

       9.11 BUSINESS PLAN. Furnish Agent, on or before the beginning of each of the Borrowers' fiscal years, their Business Plan including, without limitation, a month by month projected operating budget and cash flow of each Borrower for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter) such projections to be accompanied by a certificate signed on its behalf by its Chief Financial Officer setting forth the assumptions on which such report has been based and including a statement to the effect that to the best of his knowledge such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

       9.12 APPRAISALS. Furnish Agent, when reasonably requested by Agent (but no more than once each year), with updates of the appraisals delivered prior to the Initial Closing Date prepared by AVMARK, Inc. or any other appraiser satisfactory to Agent indicating any material changes from the appraisals delivered prior to the Initial Closing Date.

       9.13 POWER BY THE HOUR AGREEMENT. Furnish Agent, no later than twenty-five (25) days following the end of each month, with a calculation of (i) "accrued receivables" carried on Borrower's books with respect to the Power by the Hour Agreement or any similar "block hour" agreements executed subsequent to the Effective Date as of the end of the immediately preceding month and (ii) the Effective Hours Adjustment under the Power by the Hour Agreement or any similar "block hour" agreements executed subsequent to the Effective Date as of the end of the immediately preceding month.

       9.14 ADDITIONAL DOCUMENTS. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

       X.  EVENTS OF DEFAULT.

       The occurrence of any one or more of the following events shall constitute an "Event of Default":

       10.1 failure by Borrowers to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to make any other payment, fee or charge to Agent provided for herein when due;

       10.2 any representation or warranty made or deemed made by any Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made and within ten (10) days of such occurrence such Borrower shall not have proven that such representation or warranty was true when made;

       10.3 failure by any Borrower to (i) furnish financial information (x) when due which is not cured within five (5) Business Days after receipt of notice from Agent of such failure (y) when requested which is unremedied for a period of fifteen (15) days, or (ii) permit the inspection of its books or records;

       10.4 issuance of a notice of Lien, Charge, Claim, levy, assessment, injunction or attachment (other than a Permitted Encumbrance) against a material portion of any Borrower's property which is not stayed or lifted within thirty
(30) days;

       10.5 failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between any Borrower, Agent and any Lender other than a failure or neglect of any Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 4.11, 6.1, 6.3, 6.4, 6.14, 9.4 and 9.6
hereof which is cured within the earlier of (i) twenty (20) days after receipt of notice of such breach from Agent of the occurrence of such failure or neglect or (ii) twenty (20) days following the date on which such failure or neglect becomes known to any officer of any Borrower;

       10.6 any final judgment is rendered or judgment lien filed against any Borrower for an amount in excess of $1,500,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

       10.7 any Borrower, its respective Parent or any Subsidiary shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (xiii) take any action for the purpose of effecting any of the foregoing;

       10.8 any change in any Borrower's condition or affairs (financial or otherwise) which in Agent's reasonable opinion materially and adversely impairs the Collateral or the ability of Borrower to perform its Obligations under this Agreement or under the U.K. Guaranties;

       10.9 any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to or is not a valid and perfected Lien having a first priority interest (subject to Permitted Encumbrances);

       10.10 an "event of default" has been declared with respect to the obligations of Borrowers under the CIT Loan Documents, the Subordinated Debentures, the Senior Notes, the Indenture, the World Loan Documents, or the Turbine Term Loan Documents, or the Service Agreement dated as of January 17, 1995 between Greenwich and Continental Airlines, Inc. ("Continental") (as may be amended from time to time, "Service Agreement") shall be terminated due to a breach by Greenwich of its obligations thereunder and as a result of such termination Continental shall accelerate Greenwich's obligation to pay the then outstanding balance of the Inventory Purchase Price as such term is defined in the Inventory Purchase Agreement and require that such Inventory Purchase Price be paid in cash;

       10.11 a default of the obligations of any Borrower under any other agreement to which it is a party shall occur which materially and adversely affects the condition, affairs or prospects (financial or otherwise) of the Borrowers' taken as a whole which default is not cured within any applicable grace period;

       10.12  any Change of Control;

       10.13 any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Agent or any Lender;

       10.14  a default by GCL of its obligations under the Inducement
Agreement;

       10.15 Eugene Conese, Sr., shall cease to serve as Chairman and Chief Executive Officer of Greenwich (whether by death or otherwise); or

       10.16 termination or breach of the Pledge Agreement or if Greenwich]attempts to terminate or challenge the validity of or its liability under the Pledge Agreement.

       XI.  AGENT'S AND LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

       11.1   RIGHTS AND REMEDIES.  Upon (i) an Event of Default pursuant to
Section 10.7 all Obligations shall be automatically and immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured or waived), at the option of Required Lenders, all Obligations shall be immediately due and payable and Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, the obligations of the Lenders to make Advances to such Borrower hereunder shall be terminated other than as may be permitted by an appropriate order of the bankruptcy court having jurisdiction over such Borrower. In any event, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with judicial process. Agent may enter any of the Borrowers' premises or other premises with required and necessary legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter in accordance with the provisions of this Agreement, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Borrowers via overnight mail at least five (5) Business Days prior to such sale or sales is reasonable notification. At any public sale Agent may bid for and become the purchaser, and Agent or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by the Borrowers to the fullest extent permitted by law. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of the Borrowers' trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with Inventory for the purpose of disposing of such Inventory. The proceeds realized from the sale of any Collateral shall be applied first to the reasonable costs, reasonable expenses and reasonable attorneys' fees and reasonable expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; secondly to interest due upon any of the Obligations; and thirdly to the principal of the Obligations.
If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

       11.2 AGENT'S DISCRETION. Agent shall have the right in its reasonable discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder.

       11.3 SETOFF. In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right to apply any of the Borrowers' property held by Agent or any Lender to reduce the Obligations.

       11.4 RIGHTS AND REMEDIES NOT EXCLUSIVE. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedy, all of which shall be cumulative and not alternative.

        XII.   WAIVERS AND JUDICIAL PROCEEDINGS

       12.1 WAIVER OF NOTICE. Each Borrower hereby waives demand, presentment, protest and notice of demand, presentment, protest, default, non-payment, maturity, release, compromise, settlement, extensions or renewals with respect to any and all instruments, commercial paper, accounts, contract rights, documents, chattel paper and guaranties at any time held by Agent or any Lender on which any Borrower may in any way be liable, and each Borrower further waives notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

       12.2 DELAY. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

       12.3 JURY WAIVER. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE: AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

       XIII.  EFFECTIVE DATE AND TERMINATION.

       13.1 TERM. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each of the Borrowers, Agent and Lenders, shall become effective on the date hereof and shall continue in full force and effect until the last day of the Term, unless sooner terminated as herein provided. In the event the Obligations are prepaid in full prior to the last day of the Term and this Agreement is thereby terminated by Borrowers (the date of such prepayment hereinafter referred to as the "Prepayment Date"), Borrower shall pay an early termination fee in an amount equal to (x) $1,925,000 if the Prepayment Date occurs from the Effective Date to and including the date immediately preceding the first anniversary of the Effective Date, (y) $1,225,000 if the Prepayment Date occurs from the first anniversary of the Effective Date to and including the date immediately preceding the second anniversary of the Effective Date, and (z) $525,000 if the Prepayment Date occurs on or after the second anniversary of the Effective Date to and including the date immediately preceding the fifth anniversary of the Effective Date.

       13.2 TERMINATION. The termination of this Agreement shall not affect any of the Borrowers', Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Borrowers' accounts may from time to time be temporarily in a zero or credit position, until Borrowers' rights to borrow under this Agreement have been terminated all of the Obligations of the Borrowers have been paid or performed in full or the Borrowers have furnished Agent and Lenders with an indemnification reasonably satisfactory to Agent with respect to any existing, pending or threatened claims or an existing state of facts which might, in Agent's reasonable judgment which is exercised in good faith and not in an arbitrary or capricious manner, give rise to an Obligation hereunder. Accordingly, each Borrower waives any rights which it may have under
Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent and Lenders shall not be required to send such termination statements to Borrowers, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds or satisfied as set forth in the preceding sentence. If there are no existing, pending or threatened claims or existing state of facts which might, in Agent's reasonable judgment which is exercised in good faith and not in an arbitrary or capricious manner, give rise to an Obligation hereunder and the Obligations of the Borrowers shall have been paid in full and this Agreement terminated, Agent shall deliver termination statements with respect to the Collateral to Borrowers. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full unless otherwise provided.

       XIV.  MISCELLANEOUS

       14.1 GOVERNING LAW. This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in New York and is to be performed at New York and interpreted and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of New York. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this or any related agreement, shall be brought only in a state or federal court located in the City of New York, State of New York. Any judicial proceeding brought against any Borrower with respect to any of the Obligations, or this Agreement or any Other Documents may be brought in any court of competent jurisdiction in the City of New York, State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other competent jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based on FORUM NON CONVENIENS.

       14.2   ENTIRE UNDERSTANDING AND AMENDMENTS AND MODIFICATIONS.

              (a) This Agreement and the Documents executed concurrently herewith contain the entire understanding between Borrowers, Agent and Lenders and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein or therein contained shall have no force and effect unless in writing, signed by each Borrower's, Agent's and each Lender's respective officers.

              (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this
Section 14.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; PROVIDED, HOWEVER, that no such supplemental agreement shall, without the consent of all Lenders:

                     (i)   increase the Commitment Percentage of any Lender;

                     (ii)  increase the Maximum Loan Amount;

                     (iii) extend the Term, the maturity of any of the Notes or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrowers to Lenders pursuant to this Agreement;

                     (iv) alter the several nature of the funding obligations of Lenders or the definition of the term Required Lenders or alter, amend or modify this Section 14.2(b);

                     (v) alter, amend or modify Sections 2.12, 2.13 or 2.14 hereof;

                     (vi) except as otherwise permitted hereunder, release any Collateral during any calendar year having an aggregate value in excess of $__________; or

                     (vii) change the rights and duties of Agent.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

       14.3 INDEMNITY. Each Borrower shall indemnify Agent and Lenders from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any Lender as a result of any violation of any law or in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, any Other Documents (whether or not Agent or any Lender is a party thereto), except to the extent that any of the foregoing arises out of the gross negligence (but not mere negligence) or willful misconduct of the party being indemnified.

       14.4   SUCCESSORS AND ASSIGNS; PARTICIPATIONS; NEW LENDERS.

              (a) This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

              (b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrowers shall not be required to pay to any Transferee more than the amount which it would have been required to pay to the Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Each Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee's interest in the Advances.

              (c) Any Lender may (i) pledge and assign as collateral to any Federal Reserve Bank all or a portion of its interest in the Advances hereunder and (ii) upon the prior written consent of Borrowers and Agent, which consents shall not be unreasonably withheld, sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the Transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. By consenting to the foregoing, Borrowers hereby agree to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

              (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

              (e) Borrowers authorize each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning Borrowers which has been delivered to such Lender by or on behalf of Borrowers pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrowers.

       14.5 APPLICATION OF PAYMENTS. Following the occurrence and during the continuation of an Event of Default, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrowers' benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

       14.6 NOTICE. Any notice or request hereunder may be given to Borrowers, Agent or to any Lender at the respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery or overnight courier, (b) registered or certified mail, return receipt requested, (c) telex or telegram, subsequently confirmed by registered or certified mail, or (d) telefax to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with telephone communication to the recipient or to a duly authorized officer of the recipient in the event the recipient is not available by telephone, confirming its receipt or as subsequently confirmed by electronic confirmation mail. Notices and requests shall, in the case of those by mail or telegram, be deemed to have been given three (3) days after deposit in the mail, or delivered to the telegraph office, in the case of overnight courier, one (1) day after deposit in the mail addressed as provided in this Section, or in the case of telefax, upon receipt of electronic confirmation.

       (A)    If to Agent, at:     The Bank of New York Commercial
                                   Corporation
                                   1290 Avenue of the Americas
                                   New York, New York 10104
                                   Attention:  Anthony Viola
                                   Telephone:  (212) 408-4097
                                   Telecopier: (212) 408-4313

              with a copy to:      Hahn & Hessen LLP
                                   350 Fifth Avenue
                                   New York, New York 10118-0075
                                   Attention:  Steven J. Seif, Esq.
                                   Telephone:  (212) 736-1000
                                   Telecopier: (212) 594-7167

       (B)    If to a Lender
              other than Agent,
              as specified on the
              signature pages
              hereof


       (C)    If to Borrowers, at: Greenwich Air Services, Inc.
                                   4590 N.W. 36th Street, Bldg. 23
                                   Miami, Florida  33122
                                   Attention: Eugene Conese, Jr.,
                                              President
                                   Telephone:  (305) 526-7032
                                   Telecopier: (305) 526-7005

              or (if by mail) at:  Greenwich Air Services, Inc.
                                   P.O. Box 522187
                                   Miami, Florida 33152-2187
                                   Attention: Eugene Conese, Jr.

              with a copy to:      Greenberg Traurig Hoffman Lipoff Rosen &
                                   Quentel
                                   153 East 53rd Street
                                   New York, New York 10022
                                   Attention:  Stephen A. Weiss, Esq.
                                   Telephone: (212) 801-9200
                                   Telecopier: (212) 223-7161

       14.7 SURVIVABILITY. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

       14.8 EXPENSES. All reasonable costs and expenses including, without limitation, reasonable attorneys' fees incurred by (a) Agent in its efforts to enforce payment of any Obligation or effect collection of any Collateral, or (b) Agent in connection with the entering into, modification, amendment and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) Agent or any Lender in instituting, maintaining, preserving, enforcing and foreclosing of or on Agent's security interest or Lien in any of the Collateral, whether through judicial proceedings or otherwise, or (d) Agent or any Lender in defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with the Borrowers, or (e) Agent in connection with any legal advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements other than with respect to disputes between Agent, any Lender or any Transferee(s), may be charged to the Borrowers' accounts and shall be part of the Obligations.

       14.9 INJUNCTIVE RELIEF. Each Borrower recognizes that, in the event such Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Agent and Lenders; therefore, each Lender, if such Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages to the extent permitted by law.

       14.10 CAPTIONS. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

       14.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

       14.12 RECORDATION. Agent shall not record this document unless required to do so in order to protect its rights hereunder and upon concurrent notice to Borrowers.

       14.13 CONSEQUENTIAL DAMAGES. Neither Agent, any Lender nor any agent or attorney for Lender shall be liable to Borrowers for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

       14.14 CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

       XV.    BORROWING AGENCY.

       15.1.  BORROWING AGENCY PROVISIONS.

              (a) Borrowers hereby irrevocably designate Greenwich to be their attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of Borrowers, and hereby authorize Agent and Lenders to pay over or credit all loan proceeds hereunder in accordance with the request of Greenwich.

              (b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to the Borrowers and at their request. Neither Agent nor any Lender shall incur liability to the Borrowers as a result thereof. To induce Agent and each Lender to do so and in consideration thereof, each Borrower hereby indemnifies Agent and Lenders and holds Agent and Lenders harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of the Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Greenwich or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to gross negligence (but not mere negligence) or willful misconduct by the indemnified party.

              (c) Except as set forth in Section 15.1(d) below, all Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent of any Collateral now or hereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrower or any Collateral for such Borrowers' Obligations or the lack thereof.

       15.2. WAIVER OF SUBROGATION. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against any other Borrower or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrower's property (including, without limitation, any property which is


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

Collateral for the Obligations), arising from the existence or performance of this Agreement.

       XVI.   REGARDING AGENT.

       16.1. APPOINTMENT. Each Lender hereby designates BNYCC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Section
3.2 and the Fee Letter), and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; PROVIDED, HOWEVER, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

       16.2. NATURE OF DUTIES. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be
(i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their willful misconduct or gross (not mere) negligence, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

       16.3. LACK OF RELIANCE ON AGENT AND RESIGNATION. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Incipient Event of Default.

       Agent may resign on sixty (60) days' written notice to each of Lenders and Borrowers and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

       Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this
Article XVI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

       16.4. CERTAIN RIGHTS OF AGENT. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

       16.5. RELIANCE. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

       16.6. NOTICE OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Event of Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Borrower referring to this Agreement or the Other Documents, describing such Incipient Event of Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Incipient Event of Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED, THAT, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Incipient Event of Default or Event of Default as it shall deem advisable in the best interests of Lenders.

       16.7. INDEMNIFICATION. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; PROVIDED THAT, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence (but not mere negligence) or willful misconduct.

       16.8. AGENT IN ITS INDIVIDUAL CAPACITY. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

       16.9. DELIVERY OF DOCUMENTS. To the extent Agent receives documents and information from any Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

       16.10. BORROWERS' UNDERTAKING TO AGENT. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall PRO TANTO satisfy the relevant Borrower's obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.


       Each of the parties has signed this Agreement as of the _____ day of ___________, 1996.


                                   GREENWICH AIR SERVICES, INC.


                                   By:________________________________
                                   Its:_______________________________



                                   GAS TURBINE CORPORATION


                                   By:________________________________
                                   Its:_______________________________



                                   GREENWICH TURBINE, INC.


                                   By:________________________________
                                   Its:_______________________________


                                   GASI ENGINE SERVICES CORPORATION


                                   By:________________________________
                                   Its:_______________________________

                                   MCALLEN COMPONENTS, L.P.


                                   By:________________________________
                                   Its:_______________________________


                                   GREENWICH AIR SERVICES-TEXAS, L.P.


                                   By:________________________________
                                   Its:_______________________________

                                   THE BANK OF NEW YORK COMMERCIAL
                                     CORPORATION, AS AGENT


                                   By:________________________________
                                   Its:_______________________________


                                   THE BANK OF NEW YORK COMMERCIAL
                                     CORPORATION, AS LENDER


                                   By:________________________________
                                   Its:_______________________________


                                   Commitment Percentage _______%